UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Choice Hotels International, Inc.
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CHOICE HOTELS INTERNATIONAL, INC.
1 CHOICE HOTELS CIRCLE, SUITE 400
ROCKVILLE, MARYLAND 20850

 NOTICE OF ANNUAL MEETING
TO BE HELD MAY 8, 2014

To the shareholders of
CHOICE HOTELS INTERNATIONAL, INC.
You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Choice Hotels International, Inc., a Delaware corporation (the “Company”), to be held on May 8, 2014, at 9:00 a.m., Eastern Time, for the following purposes:

1
To elect four directors from the nominees listed in the attached proxy statement to hold office for a term of one year ending at the 2015 Annual Meeting of Shareholders or until their successors are elected and qualified;

2	To hold an advisory vote to approve executive compensation;
3	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and
4	To transact other business properly coming before the Annual Meeting.
Shareholders who owned Common Stock as of the close of business on the record date of March 10, 2014, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. In order to have your shares represented at the meeting, you can vote your shares of Common Stock through any one of the following methods: (i) properly execute and return the enclosed proxy card; (ii) vote online; or (iii) vote by telephone.
A list of the Company’s shareholders will be available for inspection at the Annual Meeting and at the office of the Company located at 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.

Simone Wu Senior Vice President, General Counsel, Secretary & Chief Compliance Officer
March 28, 2014
Rockville, Maryland

PLEASE READ THIS ENTIRE PROXY STATEMENT CAREFULLY AND SUBMIT YOUR
PROXY BY COMPLETING AND MAILING THE ENCLOSED
PROXY CARD OR PROVIDE YOUR VOTING INSTRUCTIONS BY TELEPHONE OR ONLINE.

CHOICE HOTELS INTERNATIONAL, INC.
1 CHOICE HOTELS CIRCLE, SUITE 400
ROCKVILLE, MARYLAND 20850

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 8, 2014

GENERAL INFORMATION
The Board of Directors (the “Board”) is soliciting your proxy for the 2014 Annual Meeting of Shareholders (the “Annual Meeting”). As a shareholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are being asked to vote this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.
In this proxy statement, we refer to Choice Hotels International, Inc., as “Choice,” “Choice Hotels” or the “Company.”
The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 is being mailed with this proxy statement. The annual report on Form 10-K is not part of the proxy solicitation material.
The Board is sending proxy material to you and all other shareholders on or about March 28, 2014. The Board is asking for you to vote your shares by completing and returning the proxy card, or by voting by telephone or online.
Shareholders who owned Common Stock as of the close of business on March 10, 2014 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 10, 2014, there were 58,305,903 outstanding shares of Common Stock.
Driving Directions to Choice’s Corporate Headquarters in Rockville, Maryland
GPS
For GPS driving directions, please use 200 East Middle Lane, Rockville, Maryland, as our 1 Choice Hotels Circle, Suite 400, Rockville, MD 20850 address is not updated in all navigation systems. Choice is located on the corner of East Middle Lane and Hungerford Drive in Rockville, MD.
From Washington, DC and points south
Take the George Washington Memorial Parkway north to I-495 ramp towards Maryland. Continue on the I-270-Spur north toward Rockville/Frederick. Take the MD-189 exit 5 to Falls Road North/Rockville/Town Center. Keep right at the fork. This becomes Maryland Avenue. Turn right onto East Middle Lane. Choice is located on the corner of East Middle Lane and Hungerford Drive.
From Frederick, MD and points north
Take I-270 South towards Rockville. Bear right at I-270 Local south and head towards Shady Grove Road/Local Lanes. Take the MD-28 west exit 6-A toward Rockville Town Center. Turn left on West Montgomery Ave. Continue onto West Jefferson St. Turn Left on Maryland Avenue. Turn Right onto East Middle Lane. Choice is located on the corner of East Middle Lane and Hungerford Drive.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.
Shareholders who owned Common Stock as of the close of business on March 10, 2014 may attend and vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. There were 58,305,903 shares of Common Stock outstanding on March 10, 2014.

Q.	Why am I receiving this proxy statement?

A.
This proxy statement describes proposals on which we would like you, as a shareholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.	What is the proxy card?

A.
The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing the designated proxies, David L. White (the Company's Chief Financial Officer and Treasurer) and Simone Wu (the Company's General Counsel and Corporate Secretary) to vote your shares of Common Stock at the meeting, as you have instructed them on the proxy card, or in the absence of such instructions, in accordance with the recommendations of the Board of Directors. If a proposal is properly presented for a vote at the meeting that is not on the proxy card, Mr. White and Ms. Wu will vote your shares, under your proxy, at their discretion.

Q.	On what issues am I voting?

A.	We are asking you to vote on:
	•	Proposal 1—the election of four directors from the nominees named in this proxy statement.
	•	Proposal 2—an advisory vote to approve executive compensation.
	•	Proposal 3—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Q.	What is the difference between a record holder and a “street name” holder?

A.
If your shares of Common Stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of Common Stock are held in a brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

Q.	How do I vote?

A.	If you are a record holder:

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you sign, but do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the election of the four named nominees for director,
•	for the advisory vote to approve executive compensation, and
•	for the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 on a touch-tone phone and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote online: You may do this by accessing www.envisionreports.com/chh and following the instructions. You will need your proxy card available if you vote online.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your broker in order to vote at the meeting.

If you are a “street name” holder:

If you hold your shares of Common Stock in street name, you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions online or by telephone.

Q.	What does it mean if I receive more than one proxy card?

A.
It means that you have multiple accounts at the transfer agent or with brokerage firms. Please complete and return all proxy cards you may receive, or otherwise vote your shares online or by telephone as described herein, to ensure that all of your shares are voted.

Q.	What if I change my mind after I vote?

A.	If you are a holder of record, you may revoke your proxy by any of the following means:

•	signing or submitting another proxy as provided herein with a later date,
•
sending us a written notice of revocation, which must be received prior to the Annual Meeting at the following address: Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, or

•	voting in person at the meeting.

If you are a street name holder, you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If you are a record holder, your shares will not be voted. If you are a street name holder, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the New York Stock Exchange (“NYSE”) rules to vote customers’ shares on certain “routine” matters if the customer has not provided the brokerage firm with voting instructions within a certain period of time before the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. Only Proposal Three is considered a routine matter under the NYSE rules.

Accordingly, if you do not instruct your brokerage firm how to vote your shares, your brokerage firm may not vote your shares on Proposals One or Two. Likewise, your brokerage firm may either:

•	vote your shares on Proposal Three and other routine matters that are properly presented at the meeting, or
•	leave your shares unvoted as to Proposal Three and other routine matters that are properly presented at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. When a brokerage firm does not vote a customer’s unvoted shares, these shares are counted to determine if a quorum exists; however, they are not treated as voting on a matter.

We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting.

A purchasing agent under a retirement plan may be able to vote a participant’s unvoted shares. If you are a participant in the Choice Hotels Retirement Savings and Investment Plan or the Non-Qualified Retirement Savings and Investment Plan, the plan’s purchasing agent may vote the shares you hold under the plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares in the same proportion as all other plan participants who vote their shares.

Q.	How many shares must be present to hold the meeting?

A.
To hold the meeting and conduct business, a majority of the Company’s outstanding shares of Common Stock as of the close of business on March 10, 2014, must be present in person or represented by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting, or
•	has properly submitted a proxy card, or voted their shares by telephone or online.

Q.	What are my voting choices when voting on the election of directors?

A.	You may vote either “for” or “withhold” your vote for each nominee. There is no "abstain" option in relation to voting for the nominees.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	Directors are elected by a plurality of votes cast in person or by proxy at the meeting. This means that the four nominees receiving the highest number of votes “for” will be elected as directors.

Q.	What happens if a nominee is unable to stand for election?

A.
The Board expects that each of the nominees will be available for election and willing to serve. If any nominee is unable to serve at the time the election occurs, the Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card or voted by telephone or online, David L. White and Simone Wu can vote your shares for a substitute nominee. They cannot vote for more than four nominees.

Q.	What are my voting choices when voting on the advisory vote to approve executive compensation?

A.	You may vote either “for” or “against” the approval of the proposal, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for approval of executive compensation.

Q.	How many votes are needed to approve the advisory vote to approve executive compensation?

A.
The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the proposal on executive compensation. The proposal is an advisory vote, which means that it is nonbinding on the Company. However, the Compensation and Management Development Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions are treated as not voting on the matter.

Q.
What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014?

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014?

A.
The vote of a majority of the shares present in person or by proxy and voting on the matter is required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions are treated as not voting on the matter.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and online voting reports, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed by Choice Hotels except as required by law.

Q.	Where do I find voting results of the meeting?

A.
We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) after the Annual Meeting.

Q.	How can I review the Company’s annual report on Form 10-K?

A.
The annual report of Choice Hotels on Form 10-K, including the financial statements and the schedules thereto, is being mailed to you together with this proxy statement. You may also view the Form 10-K, as well as the Company’s other proxy materials, on the website listed below. Click on the Investor Information link on the website. You may also view the Form 10-K through the SEC’s website at www.sec.gov. You may also obtain a copy of the Form 10-K free of charge by contacting the Company at (301) 592-5026.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 8, 2014.

The proxy statement and the Company’s annual report on Form 10-K are available at www.edocumentview.com/chh.

PROPOSAL 1—ELECTION OF FOUR DIRECTORS
Nomination
The Company’s Restated Certificate of Incorporation, as amended April 30, 2013, provides that the number of directors must be at least three but not more than 12, and is divided into three classes as nearly equal in number as possible. The exact number of directors within that range is determined from time to time by the Board and currently consists of ten members. After the Annual Meeting of Shareholders, giving effect to the anticipated election of four Class II directors and the departure of Mr. Schwieters, who, as previously announced, will be retiring from the Board of Directors effective at the Company's 2014 Annual Meeting, the Board of Directors is expected to consist of nine members.
At the 2013 Annual Meeting, the Company’s stockholders approved the elimination of the classification of the Board of Directors over a three-year period. The term of each class of directors elected at or prior to the 2013 Annual Meeting of Shareholders is three years, with the term of one class expiring each year in rotation. The term of each class of directors elected subsequent to the 2013 Annual Meeting of Shareholders is one year. Beginning with the 2016 Annual Meeting, classification will be eliminated and all directors will be elected annually.
Four directors are to be elected as Class II directors at the 2014 Annual Meeting, to hold office until the 2015 Annual Meeting of Shareholders, or until their successors are elected and qualified. The remaining directors will continue to serve the terms consistent with their class, as noted below.
The Board has nominated Stewart Bainum, Jr., Ervin R. Shames, Gordon A. Smith and Monte J. M. Koch to serve as directors for terms of one year, expiring at the 2015 Annual Meeting of Shareholders, or until their successors are elected and qualified. Each of the nominees is currently a member of our Board of Directors. Mr. Koch was appointed to the Board on March 13, 2014 as a Class II director and is standing for election for the first time. Mr. Koch was recommended by the CEO and other executive officers as well as the Corporate Governance and Nominating Committee.
Family Relationships
The Chairman of the Board, Stewart Bainum, Jr., is the uncle of one of our directors, Scott A. Renschler. Other than the family relationship between Mr. Bainum and Dr. Renschler, there are no other familial relationships among our directors or executive officers.
Director Qualifications
The Board requires that its members possess the highest personal and professional integrity and be positioned to contribute to the Board’s effectiveness through their experience. The Board’s Corporate Governance and Nominating Committee regularly reviews the experience, qualifications, attributes and skills of each of the Board’s director nominees and continuing directors. The following is the Board’s assessment of the qualifications of each Board member that led the Committee to conclude that each Board nominee and continuing director is qualified to serve as a member of the Company’s Board:
Director Nominees
Stewart Bainum, Jr. Mr. Bainum’s long-standing relationship serving the Company provides the Board with a valuable historical perspective on the Company’s culture and direction that is important in the Board’s decisions concerning the Company’s future direction. In addition, his experience as the board chairman for a hospitality-based real estate development and management company allows Mr. Bainum to provide the Board with unique opinions and perspectives regarding development and operational issues that affect the Company’s hotel brands. Mr. Bainum’s previous service as Chairman of the Board of Manor Care, Inc. represents valuable, relevant experience in the duties of management and board leadership of a publicly-traded company. Because Mr. Bainum beneficially owns 24.18% of the outstanding shares of the Company and entities affiliated with Mr. Bainum's family own 44.55% of the outstanding shares of the Company, Mr. Bainum serves as an effective voice for shareholders.
Monte J. M. Koch. Mr. Koch's 26 years of experience as an investment banker specializing in advising clients from the lodging, gaming and real estate sectors on major strategic transactions will be valuable in helping the Board evaluate potential transactions and growth strategies. Mr. Koch's specific experience as a co-founder and as an executive in a successful technology start-up provides the Board with insight into trends, operations, practices and ideas in an industry that has a significant impact on the Company’s core business of hotel franchising. Such knowledge will assist the Company in continuing to advance its proprietary technology platform in service to its franchisees and clients.
Ervin R. Shames. Mr. Shames has expertise in management strategy that is valuable to the Board both as a resource for use in evaluating the management performance of the Company’s executive team, as well as for developing and fostering management initiatives and incentives within the Company. Mr. Shames’ experience as an executive of consumer products-based companies aligns well with the Board’s constant evaluation of the Company’s hotel brand performance and plans for brand development and enhancement. Mr. Shames’ background as a lecturer at the Darden School of Business exposed him to a variety of ideas and strategies in the area of business management which is valuable to the Board as a basis for enhancing or refining the Company’s management practices and corporate governance procedures.
Gordon A. Smith. Mr. Smith’s specific experience as an executive in the consumer services industry provides the Board with insight into trends, operations, practices and ideas in industries and markets that have a significant indirect impact on the Company’s core business of hotel franchising. The knowledge Mr. Smith gained during his tenure at American Express, where he played a vital role in managing a global brand and in developing partnerships and customer rewards programs, is valuable in helping the Board review advertising, branding and growth strategies.

Continuing Directors
Barbara T. Alexander. Ms. Alexander’s experience and expertise in corporate finance provides the full Board generally, and the Audit Committee specifically, with valuable opinion and advice on financial and accounting matters. In addition, her experience as a director of other public companies provides the Board with a source for comparative and alternative Board decision-making and operational strategies which the Board expects to rely on increasingly as the Company expands its presence both domestically and around the world.
William L. Jews. Mr. Jews brings to the Board experience as the chief executive officer of large, service-oriented companies. The Board benefits from Mr. Jews’ unique ability to relate to and comprehend many of the operational issues before the Board. In addition, Mr. Jews’ executive experience was characterized by management of rapid company growth, which provides the Board with insight related to various strategic growth and development plans.
Stephen P. Joyce. Because Mr. Joyce serves as the Company’s president and chief executive officer, he possesses unique insight and information related to both the Company’s day-to-day operations and its long- and short-term needs. Mr. Joyce’s immersion in all aspects of the Company’s business and operations provides a perspective on operational and strategic proposals under consideration by the Board that other directors rely upon in reviewing and approving matters before the Board. In addition, the Board benefits from Mr. Joyce’s insight into hotel development matters gained during his previous experience as an executive at Marriott International.
Scott A. Renschler, Psy.D. Dr. Renschler’s 15 years of experience as a member of the board of directors of Realty Investment Company, Inc. – historically and currently one of the Company’s largest shareholders – provides the Board with the unique perspective on Company matters of a large shareholder of the Company. In addition, because Realty’s ownership interests focus on hospitality and real estate investments other than in the Company, Dr. Renschler has previously encountered, discussed and made decisions as a board member regarding many of the industry-related issues that the Board regularly considers.
John T. Schwieters. Mr. Schwieters possesses an extensive background in tax, accounting and financial matters. This experience positions Mr. Schwieters well to serve as the chair of the Board’s Audit Committee as well as to generally provide the Board with opinions and advice related to the financial and risk-related components of various matters considered by the Board. The Board also values Mr. Schwieters’ continuing service on the audit committees of other publicly-traded companies as a means to provide comparative assessments of the Company’s overall reporting, internal control and risk management functions. Mr. Schwieters' retirement from the Board will be effective May 8, 2014.
John P. Tague. Mr. Tague’s extensive experience in the airline industry enables him to provide the Board with input and suggestion relevant to the travel industry. Because Mr. Tague’s industry experience is not hotel-based, he provides the Board with unique opinions and assessments about the sector of the travel/hospitality industry in which the Company operates. In addition to his overall industry experience, Mr. Tague’s specific experience managing revenue matters in the airline industry provides the Board with a subject matter expert in distribution, eCommerce and marketing strategies, which is an area in which the Company (and the hospitality industry) is becoming increasingly involved.

BOARD OF DIRECTORS
Nominees
Stewart Bainum, Jr., age 68, director from 1977 to 1996 and since 1997. Chairman of the Board of Choice Hotels International, Inc., from March 1987 to November 1996 and since October 1997; Director of the Board of Realty Investment Company, Inc., a real estate management and investment company, since December 2005 and Chairman from December 2005 through June 2009; Director of the Board of Sunburst Hospitality Corporation, a real estate developer, owner and operator, since November 1996 and Chairman from November 1996 through June 2009. He was a director of Manor Care, Inc., from September 1998 to September 2002, serving as Chairman from September 1998 until September 2001. From March 1987 to September 1998, he was Chairman and Chief Executive Officer of Manor Care, Inc. He served as President of Manor Care of America, Inc. and Chief Executive Officer of ManorCare Health Services, Inc. from March 1987 to September 1998, and as Vice Chairman of Manor Care of America, Inc. from June 1982 to March 1987.
Monte J. M. Koch, age 50, director since 2014. Mr. Koch is Vice Chairman & Co-Founder of Auction.com, the nation's largest on-line seller of commercial and residential real estate. Prior to his work at Auction.com, Mr. Koch was an investment banker for 26 years, specializing in advising clients from the lodging, gaming and real estate sectors on major strategic transactions. From 2007 to 2012, he served as Global Head of Real Estate Investment Banking at Deutsche Bank Securities Inc. Before that, he was Chairman of Americas Mergers & Acquisitions at Deutsche Bank. Mr. Koch is a member of the Real Estate Roundtable and also currently serves on the boards of Auction.com and the National Business Aviation Association.
Ervin R. Shames, age 73, director since 2002. An independent management consultant to consumer goods and services companies, advising on management and marketing strategy, since January 1995 and lecturer at the University of Virginia’s Darden Graduate School of Business from 1996 until 2008. From December 1993 to January 1995, Mr. Shames served as the Chief Executive Officer of Borden, Inc. and was President and Chief Operating Officer of Borden, Inc. from July 1993 until December 1993. He served as President and Chief Executive Officer of Stride Rite Corporation from 1990 to 1992 and then served as its Chairman, President and Chief Executive Officer until 1993. From 1967 to 1989, he served in various management positions with General Foods and Kraft Foods. In the past five years, Mr. Shames has also served as a director of Online Resources Corporation and Select Comfort Corporation. Given Mr. Shames' contributions as a Board member, the Company provided Mr. Shames an age-related waiver to its Board retirement policy.
Gordon A. Smith, age 55, director since 2004. Chief Executive Officer, Chase Consumer and Community Banking, JP Morgan Chase since 2007. President, Global Commercial Card Group for American Express Travel Related Services, Inc., from 2005 to 2007. President of Consumer Card Services Group for American Express Travel Related Services, Inc., from September 2001 to 2005 and Executive Vice President of U. S. Service Delivery from March 2000 to September 2001. Mr. Smith joined American Express in 1978 and held positions of increasing responsibility within the company. His prior positions include serving as Senior Vice President in charge of the American Express Service Center in Phoenix and Senior Vice President of Operations and Reengineering for the Latin America and Caribbean region, as well as senior positions in the U.S. Credit and Fraud operations, at Amex Life Insurance Company and in the international card and Travelers Cheque businesses.
Continuing Directors
Class I – Terms Expiring 2016
William L. Jews, age 62, director from 2000 to 2005 and since March 2006. President and Chief Executive Officer of CareFirst, Inc. from January 1998 to December 2006. Previously, he served as President and Chief Executive Officer of CareFirst of Maryland, Inc. and Group Hospitalization and Medical Services, Inc. and served as Chief Executive Officer of Blue Cross Blue Shield of Delaware. He was formerly President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc., from April 1993 until January 1998. Mr. Jews is Chairman of The Ryland Group, Inc., director of CACI International, Inc., director of KCI Technologies (ESOP) and a director of Camden Learning Corporation. In the past five years, Mr. Jews has also served as a director of MBNA Corporation, Ecolab, Inc. and Fortress International Group, Inc.
John T. Schwieters, age 74, director since 2005. Senior Executive of Perseus LLC since May 2012, Senior Advisor of Perseus LLC from 2009 to May 2012 and Vice Chairman of Perseus LLC from 2000 to 2009; Managing Partner of Arthur Andersen’s Mid-Atlantic region 1989 to 2000; head of Arthur Andersen’s tax practice from 1974 to 1989. Mr. Schwieters is a director of the Danaher Corporation. In the past five years, Mr. Schwieters has also served as a director of Manor Care, Inc., Union Street Acquisition Corp. and Smithfield Foods, Inc. Mr. Schwieters' retirement from the Board will be effective May 8, 2014.
John P. Tague, age 51, director since February 2012. Chairman and CEO of Cardinal Logistics Holdings (the parent company of Cardinal Logistics Management and Greatwide Logistics Services) since July 2011; President and a member of the board of United Air Lines, Inc. and Executive Vice President of UAL Corporation from July 2009 until October 2010; and Executive Vice President and Chief Operating Officer of United Air Lines, Inc. and UAL Corporation from May 2008 until July 2009. He served as Executive Vice President and Chief Revenue Officer of United Air Lines, Inc. and UAL Corporation from April 2006 until May 2008. He joined United as Executive Vice President in 2003. Mr. Tague also serves on the board of directors of Reddy Ice Inc., a private equity-backed company.

Class III – Terms Expiring 2015
Barbara T. Alexander, age 65, director since February 2012. Independent consultant since February 2004. From October 1999 to January 2004, she was a senior advisor for UBS and from January 1992 to September 1999, she was a managing director of Dillon Read & Co., Inc. and successor firms. Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is a director of QUALCOMM Incorporated, Allied World Assurance Company Holdings, Ltd. and KB Home. In the past five years, Ms. Alexander has also served as a director of Centex Corporation and Federal Home Loan Mortgage Corporation (Freddie Mac).
Stephen P. Joyce, age 54, director since April 2008. President and Chief Executive Officer of Choice Hotels International, Inc. since June 2008 and President and Chief Operating Officer of Choice Hotels International, Inc., from May 2008 to June 2008. Prior to joining the Company, he was employed by Marriott International, Inc. as Executive Vice President, Global Development/Owner and Franchise Services, from 2005 until April 2008 and held several other senior executive positions during his 26-year tenure with Marriott International, Inc. Mr. Joyce is a director of DineEquity, Inc.
Scott A. Renschler, Psy.D. age 44, director since February 2008; clinical psychologist in private practice since July 2007. Since 1993, he has served as a member of the board of directors of the Commonweal Foundation, Inc. He is also a director, since 2000, of the Mental Wellness Foundation. He also served as a Trustee of the Crisis Clinic from 2007 to 2012 and as President of the Board of Trustees from January 2009 to January 2011. He served as a director of Realty Investment Company, Inc. from 1993 until 2008.
Board Recommendation
The Board recommends a vote FOR each of the director nominees.

CORPORATE GOVERNANCE
Board of Directors
The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business primarily through discussions with the Chairman, the Chief Executive Officer and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.
In 2013, the Board held four meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served. In 2013, all of the then current Board members attended the Annual Meeting. As stated in the Company's Corporate Governance Guidelines, the Company expects all directors to attend the Annual Meeting. The independent, non-management members of the Board are required to meet at least once a year in executive session without management. Mr. Shames, the lead independent director, chairs these meetings. Four such meetings were held in 2013.
The Board has adopted Corporate Governance Guidelines, a Corporate Ethics Policy and charters for each of its standing committees, including the Audit Committee, Compensation and Management Development Committee, Corporate Governance and Nominating Committee, and Diversity Committee, each of which is discussed further below. Each of these documents is included in the investor relations section of the Company’s website at www.choicehotels.com.
Board Leadership Structure
The Board is led by the Chairman, Mr. Bainum, who has served in this role for more than 24 years. The benefits of Mr. Bainum’s leadership of the Board stem both from Mr. Bainum’s long-standing relationship and involvement with the Company, which provides a unique understanding of the Company’s culture and business, as well as his on-going role as the Board’s primary day-to-day contact with the Company’s senior management team, which ensures that a constant flow of Company-related information is available to the Board as a whole. This flow of communication enables Mr. Bainum to identify issues, proposals, strategies and other considerations for future Board discussions and to assume the lead in many of the resulting discussions during Board meetings.
The Company has elected to separate the positions of Chairman (held by Mr. Bainum) and Chief Executive Officer (held by Mr. Joyce). Although Mr. Joyce serves as a member of the Board, we believe that Mr. Bainum’s status as Chairman provides for a meaningful division of leadership between management and the Board.
In addition to this division of leadership between Chairman and Chief Executive Officer, leadership is further enhanced on the Board based on the Board’s annual election of a lead independent director. In light of the Company and Board leadership roles held by Mr. Bainum and Mr. Joyce, the Board believes that it is important to maintain a Board leadership position that is held by an “independent” director. Currently, Mr. Shames serves as the Board’s lead independent director. In his role as lead independent director, Mr. Shames serves as chairman of “executive session” meetings in which Mr. Bainum and Mr. Joyce do not participate. The goal and purpose of these meetings chaired by Mr. Shames is to permit the non-management and independent members of the Board to freely discuss issues or concerns related to Company and Board performance, including issues or concerns related to Company or Board leadership. The Board meets regularly in executive session. Four such meetings were held in 2013. In addition to chairing the executive sessions, the lead independent director manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board.
Board’s Role in Risk Oversight
The Board administers its risk oversight function through two primary mechanisms: (1) through the adoption and enforcement of Board policies and procedures intended to require the full Board to discuss, address and approve or disapprove certain items determined by their nature to involve various risks requiring Board consideration and (2) through the efforts of the Board’s Audit Committee, which focuses on the particular risks to the Company that arise out of financial reporting.
The Board’s primary role in risk oversight is to establish and maintain effective policies and procedures that serve to highlight or expose critical risks. The Board has adopted a set of Board policies applicable to various transactions involving the Company and its directors, officers and employees that the Board has determined are likely to involve a potentially higher degree of risk than ordinary course transactions and therefore are appropriately reviewable by the full Board. For these transactions, the Company is required to obtain Board approval, which provides the Board with an opportunity to discuss the transaction and attendant risk, prior to becoming binding on the Company. These transactions requiring prior Board approval include transactions above certain limits, certain lending arrangements, certain litigation settlements, and related party transactions. In addition to the full Board’s role in risk oversight, different committees of the Board play a role in overseeing risks attendant to the committee’s particular area of focus. For instance, the Compensation and Management Development Committee assumes primary responsibility for risk oversight as it relates specifically to the Company’s compensation policies and practices and the Corporate Governance and Nominating Committee and Diversity Committee are empowered to raise risks or potential risks brought to such Committee’s attention to the full Board for discussion. In addition, as discussed below, the Board’s Audit Committee has specific functions and responsibilities that generally relate to the risk oversight function.
The general functions of the Audit Committee are as set forth under the heading Committees of the Board – Audit Committee. As a result of the Audit Committee’s performance of these functions, it is often provided with access to reports and analysis (either internally generated or created by the Company’s independent auditors) relating to issues or concerns that, because of the potential for exposure to risk, the

Committee determines to be proper for additional review and discussion. Often, these discussions may remain within the Audit Committee, if, after discussions with the Company’s Chief Executive Officer, Chief Financial Officer, Controller and other relevant Company employees, the result of the review is a determination by the Audit Committee that the identified potential for risk is being adequately addressed by the Company. In certain circumstances, the Audit Committee may determine (either initially after identification of the potential risk or after a preliminary review conducted by the Audit Committee) that certain risks or potential risks be referred to the full Board for discussion.
Director Independence
The Board currently has ten directors, a majority (seven) of whom the Board has determined to be “independent” under the listing standards of the NYSE. The independent directors are Barbara T. Alexander, William L. Jews, Monte J. M. Koch, John T. Schwieters, Ervin R. Shames, Gordon A. Smith and John P. Tague.
In determining director “independence,” the Board applies the standards as set forth in the listing standards of the NYSE and additional independence standards adopted by our Board as follows:

•
No director can be “independent” until five years following the termination or expiration of a director’s employment with the Company, rather than three years as currently required under the NYSE rules;

•
No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company until five years after the end of either the affiliation or the auditing relationship, rather than three years as currently required under the NYSE rules; and

•	No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than three years as currently required under the NYSE rules.
Corporate Governance Guidelines
The Corporate Governance Guidelines, adopted by the Board of Directors, are a set of principles that provide a framework for the Company’s corporate governance. The main tenets of the Guidelines are:

•	Create value for shareholders by promoting their interests;

•	Focus on the future, formulate and evaluate corporate strategies;

•	Duty of loyalty to the Company by directors;

•	Annual Chief Executive Officer evaluation by independent directors;

•	Annual approval of three-year strategic plan and one-year operating plan or as the Board deems necessary in the event there are no material changes to the strategic and operating plans then in effect;

•	Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee;

•	Directors are required to reach and maintain ownership of $175,000 of Company stock;

•	Directors attendance expectations; and

•	Annual report of succession planning and management development by Chief Executive Officer.
Corporate Ethics Policy
The Board has established a Corporate Ethics Policy to aid each director, officer and employee of the Company (including the Chief Executive Officer, Chief Financial Officer and Controller) and its subsidiaries in making ethical and legal decisions in his or her daily work. To the extent granted, the Company will post amendments to or waivers from the Corporate Ethics Policy (to the extent applicable to the Chief Executive Officer, Chief Financial Officer and Controller) on the Company’s website.
Committees of the Board
The standing committees of the Board are the Audit Committee, the Compensation and Management Development Committee, the Corporate Governance and Nominating Committee and the Diversity Committee. The charters for each of these committees are included in the investor relations section of the Company’s website at www.choicehotels.com. All of the current members of each of the Audit Committee, Compensation and Management Development Committee and Corporate Governance and Nominating Committee are independent, as required by the committee charters and the current listing standards of the NYSE and the rules of the SEC, as applicable.
The following provides a description of certain functions, current membership and meeting information for each of the Board committees for 2013.
Compensation and Management Development Committee
Under the terms of its charter, the Compensation and Management Development Committee (“Compensation Committee”) discharges the Board’s responsibilities relating to compensation of the Company’s executives through the following functions, among others:

•	Overseeing the administration of the Company’s equity compensation plans and authorizing equity awards thereunder;

•	Establishing and updating the “peer group” used to compare the Company’s compensation practices;

•	Reviewing and approving the compensation of executive officers, in light of shareholder “Say on Pay” results and other relevant factors;

•	Setting the compensation for the non-employee members of the Board of Directors;

•	Reviewing bonus and incentive plans, pensions and retirement;

•	Reviewing other employee benefit plans and programs;

•	Reviewing the Company’s succession plan and management development;

•	Self-evaluating annually;

•	Setting criteria and guidelines for performance of the Chief Executive Officer;

•	Assessing performance of the Chief Executive Officer against performance objectives; and

•	Reviewing and discussing the Company’s Compensation Discussion and Analysis and producing the annual Compensation Committee report for the Company’s proxy statement.
The Compensation Committee discharges its responsibilities relating to executive management, talent development and succession planning of the Company’s executives by reviewing and discussing the Company’s management succession plan for the CEO and other key senior executives and by reviewing and discussing management development for key executives as part of the Company’s annual talent review process.
During 2013, at the direction of Mr. Shames, the Chairman of the Compensation Committee, Mr. Joyce – our President and Chief Executive Officer – assisted by Patrick Cimerola – our Senior Vice President, Human Resources & Administration – prepared and distributed to Committee members meeting agendas, consultant-provided compensation related information, and Company reports and data in preparation for Committee meetings. In addition, in conjunction with the Compensation Committee Chairman, Messrs. Joyce and Cimerola prepared and presented specific compensation proposals to the Compensation Committee, including Mr. Joyce’s respective assessment of individual executive officer performance and recommended compensation amounts for each officer other than himself. See the Compensation Discussion and Analysis section below for more information on Mr. Joyce’s role in recommending the compensation paid to our Named Executive Officers (as defined below in Compensation Discussion and Analysis) in 2013. None of our executive officers determined or recommended the amount or form of non-employee director compensation.
In accordance with its charter, the Compensation Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee.

During 2013, the Compensation Committee retained Mercer (US) Inc. (“Mercer”) to provide various compensation-related services and assistance. Mercer performed the following functions and services:

•	Attends Committee meetings;

•
Provides independent advice to the Committee on current trends and best practices in compensation design and program alternatives and advises on plans or practices that may improve effectiveness of our compensation program;

•	Provides and discusses peer group and various survey data; and, based on this information, offers independent recommendations on CEO and NEO compensation;

•	Reviews the CD&A, compensation tables and other compensation-related disclosures in our proxy statements;

•	Offers recommendations, insights and perspectives on compensation related matters;

•	Evaluates and advises the Committee regarding enterprise and related risks associated with executive compensation components, plans and structures; and

•	Supports the Committee to ensure executive compensation programs are competitive and align the interests of our executives with those of our shareholders.

In fiscal 2013, Mercer attended all Committee meetings in person or by telephone, including executive sessions as requested and consulted frequently with the Committee Chair between meetings. Mercer reviewed the CD&A and the executive compensation tables contained in this proxy statement.
The Company paid Mercer $242,437 for compensation consulting services provided in 2013 related to its engagement by the Compensation Committee. In addition to the Compensation Committee engagement, the Company paid Mercer $7,997 for salary survey data provided in 2013. The Company utilized Mercer for the salary survey-related services at the direction of the Compensation Committee. See Compensation Discussion and Analysis below for additional information related to the role of Mercer in the Company’s 2013 executive compensation decisions.
An affiliate of Mercer, Marsh USA (“Marsh”) previously served as the Company’s insurance broker and risk advisor from September 2008 through September 2012. During 2012, the Company’s on-going business relationship with Marsh terminated. In 2013, the Company paid Marsh aggregate residual fees related to workers compensation insurance services equal to $11,895. When Marsh was initially retained by the Company to provide services, the Company’s then current General Counsel approved the engagement. Neither the Board nor any committee thereof was involved in the decision to engage Marsh and prior to the decision to engage Mercer, the Compensation Committee was not advised of Marsh’s relationship with Mercer, or asked to approve the Company’s maintenance of its existing business relationship with Marsh.

The Committee has analyzed whether the work of Mercer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) Mercer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors whom it employs. The Committee has determined, based on its analysis of the above factors that the work of Mercer and the individual compensation advisors employed by
Mercer as compensation consultants to the Company has not created any conflict of interest.
In 2013, the Compensation Committee met four times. The Chair of the Compensation Committee was Ervin R. Shames and the other members were William L. Jews, Gordon A. Smith and John P. Tague. The Board determined that each member of the Compensation Committee was independent under the listing standards of the NYSE applicable to Compensation Committee members.
While the charter authorizes the Compensation Committee to delegate its responsibilities to subcommittees, to date, the Committee has not delegated any of its responsibilities in this manner.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is an officer, former officer, or employee of the Company. During fiscal 2013, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal 2013, no interlocking relationship existed between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or Compensation Committee members of any other entity, on the other hand.
Audit Committee
Under the terms of its charter, the Audit Committee assists the Board to fulfill its oversight responsibilities with respect to the Company’s auditing, accounting and financial reporting processes generally. The Committee discharges these duties through the following functions, among others:

•	Conferring separately with the Company’s independent accountants and internal auditors regarding their responsibilities;

•	Reviewing reports of the Company’s independent accountants and internal auditors and annual and quarterly reports for filing with the SEC;

•	Reviewing reports of the Company’s independent accountants concerning financial reporting processes and internal controls;

•	Establishing and monitoring an anonymous complaint hotline and other complaints procedures regarding accounting and auditing matters;

•	Pre-approving all audit and non-audit services provided by the Company’s independent accountants;

•	Self-evaluating annually;

•	Determining the selection, compensation and appointment of the Company’s independent accountants and overseeing their work;

•	Reviewing the Company’s policies with respect to risk management; and

•	Reviewing with the Chief Executive Officer and Chief Financial Officer, the Company’s disclosure controls and procedures.
In 2013, the Audit Committee met seven times. The Chair of the Committee was John T. Schwieters and the other members of the Committee were Barbara T. Alexander, Ervin R. Shames and John P. Tague. Ms. Alexander currently serves on the audit committees of three other public companies but is not seeking re-election to the Board of KB Home. As such, she will no longer serve on the KB Home audit committee as of April 2, 2014. The Board has determined that Ms. Alexander's audit committee service does not impair the ability of Ms. Alexander to serve on our Audit Committee. The Board has determined that Mr. Schwieters and Ms. Alexander are qualified as audit committee financial experts within the meaning of the SEC’s regulations. Furthermore, each member of the Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. In addition, the Board also determined that each member of the Audit Committee was independent under SEC rules and the listing standards of the NYSE applicable to Audit Committee members.
Corporate Governance and Nominating Committee
Under the terms of its charter, the Corporate Governance and Nominating Committee assists the Board to determine the composition of the Board and its committees and oversee the Company’s corporate governance through the following functions, among others:

•	Recommending to the Board a set of Corporate Governance Guidelines;

•	Determining the size and composition of the Board;

•	Self-evaluating annually;

•	Engaging search firms and recommending candidates to fill new positions or vacancies on the Board;

•	Determining actions to be taken with respect to directors who are unable to perform their duties;

•	Setting the Company’s policies regarding the conduct of business between the Company and any other entity affiliated with a director; and

•	Monitoring and making recommendations to the Board concerning matters of corporate governance.
In 2013, the Committee met two times. William L. Jews was the Chair of the Committee and the other members of the Committee were John T. Schwieters and Ervin R. Shames.
Diversity Committee
Under the terms of its charter, the Diversity Committee seeks to assist and oversee management in its development of a culture that values diversity of people which leads to diversity of thought and benefits the business and to further efforts to develop a workforce, franchise and vendor base that is reflective of the community in which the Company does business. In addition, the Committee focuses on diversity amongst our hotel guest customers. The Committee seeks to achieve its goals through the following functions, among others:

•	Overseeing management in programs and initiatives oriented toward assuring equality of opportunities in all facets of the Company’s business; and

•	Reviewing efforts by management to increase the diversity of the Company’s workforce.
In 2013, the Committee met two times. Barbara T. Alexander was the Chair of the Committee and the other members of the Committee were William L. Jews, Scott Renschler and Gordon A. Smith.
Contacting the Board of Directors
Shareholders or other interested parties may contact an individual director, the lead independent director of the Board, or the independent directors as a group by mail at the following address:

Mail:	Choice Hotels International, Inc.
1 Choice Hotels Circle, Suite 400
Rockville, Maryland 20850
Attn: Board of Directors
Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.
Consideration of Director Candidates
The Corporate Governance and Nominating Committee administers the process for nominating candidates to serve on the Company’s Board. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at the Company’s Annual Meeting.
The Board has established selection criteria to be applied by the Corporate Governance and Nominating Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence, (ii) integrity, (iii) experience and sound judgment in areas relevant to the Company’s business, (iv) a proven record of accomplishment, (v) willingness to speak one’s mind, (vi) the ability to commit sufficient time to Board responsibilities, (vii) the ability to challenge and stimulate management and (viii) belief in and passion for the Company’s mission and vision. The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time to time.
The Corporate Governance and Nominating Committee uses a variety of methods to identify potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the Company. When reviewing and recommending candidates to join the Board, the Corporate Governance and Nominating Committee considers how each prospective new member’s unique background, experience and expertise will add to the Board’s overall perspective and ability to govern the Company. While the Committee has not established any formal diversity policy to be used to identify director nominees, the Committee recognizes that a current strength of the Board stems from the diversity of perspective and understanding that arises from discussions involving individuals of diverse background and experience. When assessing a Board candidate’s background and experience, the Committee takes into consideration all relevant components, including, but not limited to, a candidate’s gender and cultural and ethnic status. The Committee may also use one or more professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board.
The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders and evaluate them using the same criteria as applied to candidates identified through other means, as set forth above. Shareholders seeking to recommend a prospective candidate for the Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected by mail to: Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
This table shows how much Common Stock is beneficially owned by (i) each director of the Company, (ii) each of the Company’s Named Executive Officers (as defined below in Compensation Discussion and Analysis), (iii) all executive officers and directors of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s Common Stock, as of March 10, 2014 (unless otherwise noted). Unless otherwise specified, the address for each such person as of March 10, 2014, was 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire(2)	Unvested Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart Bainum, Jr.	14,096,965	(5)(6)	—	—	24.18	%(5)(6)
Barbara T. Alexander	9,174		—	4,379	*
William L. Jews	28,955		—	5,379	*
Stephen P. Joyce	64,629	(15)	750,442	29,097	1.45%
Scott A. Renschler	321,904	(5)(7)	—	5,379	*
John T. Schwieters	34,023		—	5,379	*
Ervin R. Shames	53,847		—	5,379	*
Gordon A. Smith	42,892		—	5,379	*
John P. Tague	7,749		—	4,379	*
Monte J. M. Koch	—		—	—	*
Patrick S. Pacious	25,220		157,182	55,730	*
David A. Pepper	45,811		115,548	5,454	*
David L. White	60,519		134,934	20,955	*
Simone Wu	458		13,505	18,455	*
All Directors and Executive Officers as a Group (17 persons)					27.93%
Principal Stockholders
Barbara J. Bainum	10,018,469	(5)(8)	—	—	17.18	% (5)
Bruce D. Bainum	11,416,838	(5)(9)	—	—	19.58	% (5)
Roberta D. Bainum	10,762,795	(5)(10)	—	—	18.46	% (5)
Realty Investment Company, Inc.	6,821,574	(5)(12)(15)	—	—	11.70	% (5)
T Rowe Price Associates, Inc.	7,574,533	(13)	—	—	12.90%
Baron Capital Group, Inc.	5,715,919	(11)	—	—	9.76%
Christine A. Shreve	3,713,350	(5)(14)	—	—	6.37	%(5)

*	Less than 1%.

1
Includes shares: (i) for which the named person has sole voting and investment power, (ii) for which the named person has shared voting and investment power and (iii) shares held in an account under the Choice Hotels Retirement Savings and Investment Plan (401(k) Plan) or the Choice Hotels Non-qualified Retirement Savings and Investment Plan. Does not include: (i) shares that may be acquired through stock option exercises within 60 days or (ii) unvested restricted stock holdings which the holder maintains voting rights, each of which is set out in a separate column.

2	Shares that can be acquired through stock option exercises within 60 days of March 10, 2014.

3	Shares for which the holder maintains voting rights, but are subject to a vesting schedule, forfeiture risk and other restrictions.

4
For each beneficial owner, ownership percentage is based on (i) the sum of the number of shares listed under each of the column headings Common Stock Beneficially Owned, Right to Acquire and Unvested Restricted Stock and (ii) 58,305,903 shares outstanding on March 10, 2014.

5
Because of SEC reporting rules, shares held by Realty Investment Company, Inc. (“Realty”), a real estate management and investment company, and certain Bainum and Renschler family entities are attributed to Realty, Christine A. Shreve and more than one of the Bainums and Renschlers included in this table because Realty, Ms. Shreve and such named Bainums and Renschlers have shared voting or dispositive control. As of March 21, 2014, Realty, Ms. Shreve and members of the Bainum and Renschler families (including various partnerships, corporations and trusts established by members of the Bainum and Renschler families) in the aggregate have the right to vote 25,975,583 shares, approximately 44.55% of the shares of Common Stock outstanding as of March 10, 2014.

6
Includes 1,614,860 shares owned by the Stewart Bainum, Jr. Declaration of Trust of which Mr. Bainum, Jr. is the sole trustee and beneficiary. Also includes 1,644,000 shares owned by Leeds Creek Holdings, LLC whose only member is Mr. Bainum, Jr.’s trust; 978,482 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority; 6,821,574 shares owned by Realty in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 74,471 shares owned by the Foundation for Maryland’s Future, a private foundation whose principal sponsor is Mr. Bainum, Jr. and for which he has sole voting authority; and 11,326 shares, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Company’s retirement plans. Also includes, 2,667,853 shares owned by the Stewart Bainum Declaration of Trust (“SBTrust”), a trust whose beneficiary is the estate of Stewart Bainum, Mr. Bainum, Jr’s father, for which Mr. Bainum, Jr. is trustee. As part of the estate administration, Mr. Bainum, Jr. and his siblings, Barbara Bainum, Roberta Bainum and Bruce Bainum, will have the option exercisable through November 12, 2014 to purchase shares from the SB Trust at fair market value. As trustee of the SBTrust, Mr. Bainum, Jr. also has sole voting authority for 224,399 shares owned by Cambridge Investment Co., LLC and 60,000 shares owned by Dinwiddie Enterprises, Inc., a private investment company.

7
Includes 176,728 shares owned by the Scott Renschler Declaration of Trust, of which Dr. Renschler is the sole trustee and beneficiary; and 120,849 shares owned by the BBB Trust J, a trust for the benefit of Dr. Renschler’s cousins for which he serves as trustee. Also includes 24,327 shares Dr. Renschler is entitled to under the Company’s non-employee director plan.

8
As of March 21, 2014, includes 1,030,381 shares owned by the Barbara Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,175,000 shares owned by Shadow Holdings, LLC for which she shares voting authority and whose sole members are Ms. Bainum and trusts for her benefit; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Also includes 13,032 shares owned by trusts for the benefit of Ms. Bainum’s nephews for which Ms. Bainum is the trustee. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

9
As of March 21, 2014, includes 2,431,721 shares owned by the Bruce Bainum Declaration of Trust of which Dr. Bainum is the sole trustee and beneficiary. Also includes 1,185,061 shares owned by Posadas Holdings, LLC for which he shares voting authority and whose sole members are Dr. Bainum, his daughter and various trusts for either his benefit or the benefit of his wife or children; 978,482 shares owned by Mid Pines, in which Dr. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Dr. Bainum’s trust owns voting stock and has shared voting authority. Dr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

10
As of March 21, 2014, includes 1,617,724 shares owned by the Roberta Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,345,015 shares owned by Sweetwater Holdings, LLC for which she shares voting authority and whose sole members are Ms. Bainum and various trusts for either her benefit or the benefit of her children; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

11
The Company is relying on the Schedule 13G, filed on February 14, 2014, by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., Baron Capital Management, Inc. (“BCM”), Ronald Baron and Baron Growth Fund (“BGF”). According to this filing, BCG beneficially owns 5,645,719 shares, BAMCO, Inc. beneficially owns 4,987,200 shares, BCM beneficially owns 678,519 shares, Ronald Baron beneficially owns 5,715,919 shares and BGF beneficially owns 3,007,500 shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

12
Realty is controlled and owned by members of the Bainum family, including Stewart Bainum, Jr., Barbara Bainum, Bruce Bainum, Roberta Bainum and Scott Renschler. Realty’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759. Christine A. Shreve is an officer and director of Realty.

13
The Company is relying on the Schedule 13G filed on February 11, 2014, by T. Rowe Price Associates, Inc. According to this filing, T. Rowe Price beneficially owns 7,574,533 shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for the reporting person is 100 E. Pratt Street, Baltimore, Maryland 21202.

14
As of March 21, 2014, includes 2,800 shares owned by Ms. Shreve jointly with her husband; 1,175,000 shares owned by Shadow Holdings, LLC, an LLC whose sole members are Barbara Bainum and trusts for her benefit, for which Ms. Shreve is manager and has shared voting authority; 1,185,061 shares owned by Posadas Holdings, LLC, an LLC whose sole members are Bruce Bainum, his daughter and various trusts for either his benefit or the benefit of his wife or children for which Ms. Shreve is manager and has shared voting authority; 1,345,015 shares owned by Sweetwater Holdings, LLC, an LLC whose sole members are Roberta Bainum and various trusts for either her benefit or the benefit of her children for which Ms. Shreve is manager and has shared voting authority; and 5,474 shares owned by trusts for the benefit of Renschler family members for which Ms. Shreve is the trustee. Ms. Shreve’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

15
For Mr. Joyce, as of March 1, 2014, includes 31,277 shares which, in addition to other assets, are held in an account that contains a personal credit line borrowing feature. Realty Investment Company, Inc. maintains a revolving credit loan agreement for up to $5 million. In connection with this loan agreement, Realty has pledged to deliver, as security under the loan, shares of the Company’s stock with a value equal to 50% of the outstanding loan amount at any time. During 2013 and during 2014 as of March 10th, no amounts were borrowed or outstanding under the loan agreement and no shares were delivered as security.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This CD&A includes a description of the principles underlying our executive compensation philosophy and our executive compensation decisions during our 2013 fiscal year, and provides our analysis of these policies and decisions. It is also intended to provide a context for the data we present in the compensation tables and related footnotes below, as well as the narratives that accompany the compensation tables.
For purposes of this CD&A and the compensation tables and narratives that follow, the named executive officers (“NEOs”) for 2013 are:

Name	Title
Stephen P. Joyce	President and Chief Executive Officer ("CEO"), our principal executive officer
David L. White	Senior Vice President, Chief Financial Officer and Treasurer ("CFO"), our principal financial officer
Patrick S. Pacious	Chief Operating Officer ("COO")
David A. Pepper	Senior Vice President, Global Development
Simone Wu	Senior Vice President, General Counsel, Secretary & Chief Compliance Officer

I. EXECUTIVE SUMMARY
Choice is committed to delivering shareholder value. The core principle of Choice’s executive compensation program continues to be pay-for-performance, and this principle forms the foundation that guides all of our decisions regarding executive compensation. Choice uses a combination of fixed and variable compensation programs to reward and incent strong performance, as well as to align the interests of our executives with those of the Company’s shareholders. This executive summary provides an overview of our 2013 Company performance, our compensation framework and pay actions, our targeted total direct compensation, our pay for performance alignment and our governance practices.

a. Fiscal 2013 Company Performance
The Company delivered strong financial and operational performance in fiscal 2013 and we believe that the pay-for-performance philosophy of our executive compensation program was a driver of our success. Our performance reflects the strength of our executive team and employees and their ability to manage a complex and dynamic business. Fiscal 2013 highlights include:
Hotels and Hotel Experience

•	Market share increased at 1.91%, as compared to the industry as a whole which increased .91%, reflecting growth at 100 basis points faster than the industry.

•	The Company executed 530 new domestic hotel franchise contracts in 2013, an increase of 57 contracts or 12% over 2012.

•
Guests' Likelihood to Recommend (LTR) scores remained strong at 8.41, flat to 2012, primarily driven by softer room condition ratings rather than any negative influence from value perceptions associated with ADR growth.

•	Domestic relicensing and contract renewal transactions totaled 289 contracts, an increase of 52 contracts or 22% over 2012.
TSR, Financial and Operational Performance

•	Strong total shareholder return of 49% during 2013 (and approximately 22% annualized return over the three-year period 2011 – 2013) with continued investment in growth alternatives.

•	During 2013 and 2012, the Company paid $32.8 million and $654.1 million in cash dividends to shareholders, respectively.

•	Total revenues in 2013 totaled $724.3 million, an increase of $32.8 million or 4.7% over 2012.

•	Domestic system-wide RevPAR increased 3.0% in 2013 as occupancy and average daily rates increased 80 basis points and 1.6%, respectively.

•	Domestic unit and room growth increased 1.9% and 1.1% from December 31, 2012, respectively.

•	Domestic royalty fees in 2013 totaled $242.5 million, an increase of 3% over 2012.

•	Initial franchise and relicensing fees in 2013 totaled $18.7 million, an increase of $4.5 million or 31.6% over 2012.
Organizational Changes and Achievements

•	Patrick Pacious assumed additional responsibility through his promotion to Chief Operating Officer from Executive Vice President, Global Strategy & Operations.

•	Hired a Senior Vice President, Corporate Development to direct programs to drive new growth and revenue opportunities.

•	Launched SkyTouch Technology to offer the SkyTouch Hotel Operating System, a PMS and rate-management cloud-based software solution, to non-Choice hotel operators.

•
Moved global corporate headquarters to a newly constructed office building in Rockville, MD which meets the guidelines for platinum certification under the U.S. Green Building Council's Leadership in Energy and Environmental Design.

The Company's 2013 performance enabled us to meet our 2013 EPS target (as adjusted by the Committee for certain items as described under the Short-Term Incentive Compensation heading), exceed the 2013 market share targeted objective for the year by 1% and achieve 8.41 against the LTR goal of 8.45 (99.5% achievement). As discussed in more detail below, the Company performance resulted in short-term incentive payouts to our executives consistent with the target payouts, reflective of the Company's pay for performance philosophy.

b. Fiscal 2013 Compensation Framework
Choice’s executive compensation program links a substantial portion of each executive’s total compensation opportunity to achievement against performance metrics we believe drive shareholder value. In selecting and rewarding executives, the Company intends to continue its practice of providing direct accountability for individual, shared and organizational results, ensuring that rewards are commensurate with the contributions and results delivered for shareholders. Our performance measurement framework and key fiscal 2013 pay actions for our NEOs are summarized below.

Base Salary

2013 Actions: Salary increases, which took effect on Jan 2, 2013, ranged from 0% to 5% among our NEOs (averaging 3.26%). Increases were given to recognize individual performance, skills, experience, criticality of the position and to retain market competitiveness.

Annual Incentive
Steve Joyce
80%
EPS
10%
Market Share
10%
Likelihood To Recommend
David Pepper
100%
Target Number of Executed Franchise Agreements*
Additional NEOs
70%
EPS
10%
Market Share
10%
Likelihood To Recommend
10%
Individual MBO
Long-Term Incentive
33.3%
Performance Vested Restricted Stock Units ("PVRSU")
3 Year EPS Target
33.3%
Service Based Restricted Stock ("RS")
Stock Price
33.3%
Stock Options
Stock Price

2013 Actions:

- EPS performance met target resulting in a payout of 100% of target for that goal.
- Market Share slightly exceeded target resulting in a payout at 110% of target for that goal.
- Likelihood to Recommend remained strong at 8.41, a 99.5% achievement of the 8.45 target, resulting in a payout percentage of 92% for that goal.
- Mr. Pepper exceeded his goal of 521 executed franchise agreements, resulting in a payout of 110% of target for that goal.

2013 Actions:

- Value of PVRSUs granted in 2013 will be based on FY 2013-2015 performance.
- Value of PVRSUs granted in 2012 will be based on FY 2012-2014 performance.
- Payout of 155% based on FY 2011-2013 performance of 111% of target.

*Mr. Pepper's short-term incentive may be leveraged up or down by the Company's actual EPS achievement.

c. Fiscal 2013 Targeted Total Direct Compensation

The chart below illustrates the percentage breakdown of targeted total direct compensation (“TDC”) (consisting of base salary, target annual incentive and target long-term incentive) for each NEO in fiscal 2013. Consistent with our pay for performance philosophy, the largest portion of compensation is variable or performance-based pay, in the form of annual and long-term incentives, approximately 80% for our CEO and approximately 60-68% for our other NEOs.

The Committee determined, based on market data and advice provided by its independent consultant, Mercer (US) Inc., that the appropriate targeted TDC for our CEO in fiscal 2013 was $4.2 million (consisting of base salary of $930,000, target annual incentive of $930,000 and target long-term incentive of $2.3 million). As shown below, based on the Company’s performance, and consistent with our pay for performance compensation philosophy, Mr. Joyce’s actual TDC slightly exceeded targeted TDC primarily due to his long-term incentive, the intent of which is to drive our long-term strategic plan.

CEO Total Direct Compensation
	Target	Actual
Salary	$930,000	$928,846
Annual Incentive	$930,000	$1,010,354
Long-Term Incentive	$2,300,000	$2,500,039
Total	$4,160,000	$4,439,239

d. CEO Compensation and Pay for Performance Alignment

Each year, the Committee assesses our CEO’s compensation relative to the Company’s performance. The following graph shows the relationship of our CEO’s realizable pay (includes actual total cash compensation and the realizable value of equity awards granted during the period valued at December 31, 2013) and our cumulative shareholder return performance in the last three fiscal years. The graph also compares this information to our peer group companies. Our peer group is further discussed below in Compensation Competitive Analysis. As illustrated, the Company's CEO pay is positioned slightly below the 50th percentile relative to CEO pay, while TSR is positioned at the median.
*The Cumulative Total Shareholder Return numbers assume that the value of the investment in the Company's Common Stock was $100 on December 31, 2010 and track such investment through December 31, 2013.
**Based on availability of information, the above chart utilizes the time period of 2011 – 2013 for the Company and 2010 – 2012 for the peer group.

The Committee also assesses the pay positioning of our NEOs against our peers. Based on internal reviews and analyses of realizable pay for our NEOs over two distinct three-year time periods (2009-2011 and 2010-2012), our executive compensation has been aligned between the 40th and the 60th percentile of the peer group utilized at that time. This range is generally consistent with our one and three-year TSR percentile rankings set forth below.

Performance Period	Choice TSR Performance	Choice’s TSR Percentile Rank Among Peer Group
One-Year	49%	51%
Three-Year	22%	48%

e. Governance Practices

The Company has governance practices that we believe reinforce the soundness of our compensation programs:

•	The Compensation Committee is made up entirely of independent directors;

•	The Compensation Committee retains an independent compensation consultant;

•	The Compensation Committee conducts an annual risk assessment;

•	For 2014, the Company is moving from EPS to operating income as its primary performance measure for its short-term incentive program;

•	The Company does not provide excise tax gross-ups on severance and change in control benefits;

•	The Company has reduced benefits and perquisites for its executive officers;

•	Directors, NEOs and other executives have stock ownership and holding requirements;

•	The Company is in the process of de-staggering its Board;

•
The Company has a comprehensive insider trading policy and restricts employees, including NEOs, from engaging in hedging transactions involving Company stock, such as prepaid variable forwards, equity swaps, collars and exchange funds; and

•
In order to guard against financial errors and fraud, in 2013, the Company adopted a clawback policy and launched an enhanced global hotline and web portal to encourage employees to report financial, ethics and employee relations issues.

f. Reductions in Benefits and Perquisites

In continuing its concentration on good governance practices, the Committee has sought to assess the appropriateness of certain benefits and perquisites. Upon evaluating market and peer group practices, the Committee has:

•	Sought to eliminate most programs that compensate for tenure versus performance

•	Discontinued its SERP program

•	Discontinued its car allowance program (as of 2014)

•	Eliminated tax gross-ups on its Flexible Perquisites program (as of 2014)

g. Say-on-Pay Feedback from Shareholders

In 2013, we sought an advisory vote from our shareholders regarding our executive compensation program. We conduct this advisory vote on executive compensation annually. In 2013, more than 89% of votes cast supported the program. The Committee considers the results of the advisory vote during its annual review of the total compensation provided to our NEOs and other executives. Given the significant level of shareholder support, the Committee concluded that our compensation program continues to provide a competitive pay for performance alignment that effectively incentivizes our named executive officers to maximize shareholder value and encourages long-term retention. Accordingly, the Committee determined not to make any significant changes in 2013 to its compensation program, other than moving from EPS to operating income as its primary performance measure for its short-term incentive program for 2014. The Committee engages in outreach with its top three shareholders each year regarding compensation as well as other governance matters. The Committee will continue to consider the outcome of our say-on-pay votes and our shareholder views when making future compensation decisions for the NEOs.

II. COMPENSATION PHILOSOPHY AND OBJECTIVES

a. Compensation Philosophy

Our executive compensation program and pay decisions are based on the philosophy established by the Committee:

Emphasize pay for performance, pay competitively and focus on long-term shareholder value.

•
Emphasize Pay for Performance by aligning incentives with short and long-term strategic objectives. We reward executives who achieve or exceed Company and institutional objectives. These objectives are designed to drive the organization to execute on our strategy and deliver value to shareholders.

•
Pay Competitively by ensuring total direct compensation for each executive is aligned with the appropriate competitive market. The compensation opportunity is constructed to be competitive with other corporations with similar complexity and global scale in terms of system-wide revenue and market capitalization, as well as having the complexities of a comparable system size supporting multiple brands whose operating model generates $7 billion in system-wide gross room revenue. Because the executive team is challenged with managing in a $7 billion system-wide gross room revenue environment, paying competitively to similarly complex organizations is of critical importance to recruiting strong talent.

•
Focus on Long-Term Shareholder Value by linking executive pay opportunity to the Company's share value. This fosters the long-term focus required for success in the hospitality industry, as well as encourages continued investment in growth. The Company believes that shareholder value will increase through continued growth in the core business, investments in growth opportunities beyond the core, optimization of balance sheet debt levels and risk-adjusted returns of excess capital to shareholders. The execution of this strategy will be achieved by leveraging Choice's strong cultural values which drive results through leadership, performance excellence and enterprise-wide accountability.

b. Compensation Objectives

The Committee has set the following objectives for compensating our NEOs and other executives, and considers these objectives in making compensation decisions:

Objective	Description
Pay for Performance	Link pay to corporate, team and individual performance to encourage and reward excellence and outcomes that further the Company's results and shareholder value
Encourage Growth
Encourage the exploration of opportunities in business areas that are adjacent or complementary to our core hotel franchising business, leveraging core competencies and / or adding to our franchising business model

Competitive Pay	Assure that compensation relative to the appropriate market is, over time, consistent with performance relative to market competitors
Shareholder Alignment
Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership requirements, encourage significant ongoing equity ownership by our executives

Long-Term Focus	Foster long-term focus required for success in the hospitality industry through equity incentives that vest over time
Internal Pay Equity	Consider internal pay equity so that the executive team is in alignment and functions as a unit in achieving the objectives of the Company
Recruitment and Retention	Enable the recruitment and retention of highly qualified executives able to excel within the complexity of an organization that manages over $7 billion in system-wide gross room revenue

III. COMPENSATION COMPETITIVE ANALYSIS

a. Competitive Analysis

The Committee considers many factors that influence the determination of NEO compensation. These factors include the Company culture and philosophy, historical performance of the individual and the executive team, criticality of the executive’s role in the execution of the Company’s short and long-term strategic objectives and executive compensation market trends of peer and comparable companies in the hospitality and franchise industries.

In its competitive analysis, the Committee reviews data that is reflective of the competitive market with which we compete in business and for talent. Specifically, the Committee reviews nationally published third-party survey data for three categories of companies: i) companies with revenue levels approximating $750 million, ii) companies included in the peer group as set out below and iii) companies with $2.3 billion in revenue. The third group, companies with 2.3 billion in revenue, is selected to reflect the complexity of Choice's $7 billion in system-wide gross room revenue.

This market data is used to provide insight into the range of compensation in the competitive market, as well as a general understanding of compensation practices and policies used to deliver that compensation to executives.

In addition, as further discussed below under the heading Role of the Compensation Consultant, the Committee has engaged a compensation consultant to provide updates regarding executive compensation trends, both regulatory and practical. However, consistent with prior practice, comparative market information is not used by the Committee to “benchmark” the amount of total compensation or any specific element of compensation. Comparative market information has been and is expected to continue to be reviewed by the Committee as a general reference and guide to assist the Committee with its decisions related to executive compensation.

b. Fiscal 2013 Peer Group

Mercer assists the Company in determining its relevant peer group. The peer group is selected from companies substantially similar to Choice with an emphasis on companies in the hospitality industry and companies with franchise business models. Information from the peer group is used as a general reference in evaluating the Company's compensation practices, but is not used for "benchmarking" purposes.

Hospitality	Franchise Business Models	Gaming / Other
Marcus (MCS)	Brinker International (EAT)	Boyd Gaming (BYD)
Starwood Hotel & Resorts Worldwide (HOT)	DineEquity (DIN)	Churchill Downs (CHDN)
Vail Resorts (MTN)	Jack in the Box (JACK)
Wyndham Worldwide (WYN)	Panera Bread (PNRA)
Interval Leisure Group (IILG)	Sonic (SONC)
Hyatt Hotels (H)	Wendy's (WEN)
Red Robin Gourmet Burgers (RRGB)
Texas Roadhouse (TXRH)

IV. ELEMENTS OF COMPENSATION

The elements we use to achieve our compensation objectives and to enable the Company to retain, motivate, engage and reward our NEOs and other executives are summarized below.

Element / Type of Plan	Description	Key Features
Base Salary (Cash)	Fixed amount of compensation for performing day-to-day responsibilities. Provides financial stability and security.
Competitive pay that is targeted utilizing different reference points relative to the competitive environment, taking into account job scope, criticality of position, knowledge, skills and experience. Generally, executives are eligible for an annual increase, depending on individual performance, market changes and internal equity.

Annual Incentive (Cash)	Motivates and rewards for achievement of Company annual financial and operational goals and/or other strategic objectives measured over the current fiscal year.
Targeted utilizing different reference points relative to the competitive environment. Total potential payout ranges from 0% - 200% of target. Goals and weighting are set annually for specific financial, individual and/or strategic objectives.

Long-Term Incentive (Equity)
Through a combination of delivery vehicles, create linkage to share value appreciation, laser focus on achieving targeted financial performance objectives (EPS) and alignment with shareholders.

Motivates and rewards for sustaining long-term financial and operational performance that increases the value of our brands and stockholder value.

Encourages continued employment through multi-year vesting periods during which shares are earned.

Share ownership and holding requirements align the financial interests of our executives with the financial interests of our shareholders.

Grant guidelines are reviewed annually relative to the competitive environment. Actual grants may vary from the guideline based on a number of factors which include, among other things, individual performance, retention and strategic alignment.

PVRSUs: Performance-vested restricted stock units (“PVRSUs”), which represent 33.3% of the grant value, are payable in stock and vest based upon the achievement of performance goals over a 3-fiscal year performance period.

Stock Options: Option awards represent 33.3% of an executive’s grant value; they vest ratably over 4 years and expire 7 years from the grant date. The exercise price is equal to the closing price of Choice Common Stock on the date of grant.

RSs: Service based Restricted Stock (“RS”) represents 33.3% of the grant value, vests 25% per year over 4 years and are payable in stock.

Share Ownership Guidelines: Each executive must attain ownership of qualifying shares worth a multiple of the executive's then-current base salary. Our NEOs, on average, hold more than twice the required share ownership.

Flexible Perquisites (Cash)
Provides a pre-determined cash value for certain other benefits that are consistent with hospitality industry competitive practice.

Enables obtainment of services to ensure financial security and protection.
Intended to defray expenses for financial and estate planning, legal services, supplemental life insurance premiums, club membership dues, certain health care expenses and child care expenses.
Other Benefits (Cash)
Provides benefits consistent with hospitality industry competitive practice.

The Stay at Choice program encourages our senior executives to use our hotels when traveling on personal matters as they are the best source of input and feedback with regard to the value and consistency of our product. As a company that utilizes a franchise business model, this program is a critical way for senior executives to gain insight.

Car allowance (discontinued as of 2014).

The Stay at Choice program provides reimbursements for nightly room charges when staying at the Company’s franchised properties for non-business related travel.

Pursuant to his Employment Agreement, Mr. Joyce is eligible for the personal use of the aircraft leased by the Company for up to 40 flight hours per year. The Company does not provide a tax gross-up on this benefit.

Severance / Change in Control Protections	Ensures executives who are unexpectedly terminated for reasons outside of their control are appropriately compensated for a limited period of time following termination.
Each of the NEOs is entitled to receive various payments and continued benefits upon specific triggering events. These provisions were adopted to ensure these executives will not be tempted to act in their own interests rather than the interests of the Company’s shareholders in the event the Company is considering a change in control transaction. These executives may lose their ability to influence the Company’s performance after a change in control and may not be in a position to earn incentive awards or vest in equity awards and thus might be biased against such a transaction. The Company does not provide excise tax gross-ups on these benefits.

Retirement Benefits (Non-Qualified Retirement Plans)	Provides the opportunity to defer income on a tax effective basis, for future financial or retirement needs. Provides benefit consistent with hospitality industry competitive practice.	The Company offers executives, including each of the NEOs, a non-qualified executive deferred compensation plan ("EDCP").

V. COMPENSATION DECISION-MAKING PROCESS

a. Role of the Compensation and Management Development Committee

The Committee sets the Company’s compensation principles that guide the design of compensation plans and programs for our executive officers. The Committee is charged with establishing, implementing and monitoring the compensation of the Company's executive officers as well as their development and succession planning. In carrying out its responsibilities, the Committee endeavors to achieve and maintain an executive compensation package that is both fair and competitive in furtherance of the Company’s goals, including increasing shareholder value.
As part of its responsibility and oversight, the Committee reviews corporate goals and objectives relevant to CEO compensation, evaluates performance in light of those goals and objectives and recommends CEO compensation based on this evaluation to the Board for approval. With regard to other executive officers, the Committee reviews and approves changes to base salary and incentive compensation targets, annual and long-term incentive plan performance targets and the achievement against those goals, as well as equity-based compensation design, delivery and value. In addition, the Committee reviews and approves all compensation-related agreements, including employment agreements, severance and change of control arrangements and any other special supplemental compensation and/or benefits for executive officers, except for the CEO for which the Committee makes a recommendation to the Board for approval.
As discussed in more detail above in the Corporate Governance section under the heading Compensation and Management Development Committee, in 2012, the Committee updated its charter to reflect the Committee’s increasing role in the Company’s executive management, talent development and succession planning, in addition to its core focus on compensation matters.

b. Role of the Independent Compensation Consultant
In accordance with its charter, the Committee has the authority to retain outside compensation consultants and advisors to assist the Committee. The Committee is directly responsible for the appointment, compensation and oversight of the Compensation Consultant. The Compensation Consultant reports directly to the Committee and pursuant to the Committee's instructions, works with management to compile information and gain an understanding of the Company and any issues for consideration by the Committee.
The Committee currently retains Mercer (US) Inc. (“Mercer,” or the “Compensation Consultant”) to review market trends and advise the Committee regarding executive compensation matters. For a full description of Mercer's role in advising the Committee, see Committees of the Board above.
c. Role of Management
In conjunction with the Committee Chairman, management prepares and presents specific compensation proposals to the Committee for consideration. The CEO may also make recommendations to the Committee with regard to the assessment of individual executive officer performance (other than his own) and corresponding compensation actions. The CEO and Senior Vice President, Human Resources and Administration make recommendations with regard to incentive and other benefits plan design and delivery. In addition, the CEO, Senior Vice President, Human Resources and Administration and CFO make recommendations with regard to financial and non-financial targets under our annual incentive plan and our performance vested restricted stock unit awards. At the direction of the Chairman of the Committee, management prepares and distributes to Committee members agendas, meeting materials and Company data in preparation for Committee meetings. The named executive officers do not play a role in their own individual compensation determinations, other than discussing individual performance objectives with the CEO.

VI. FISCAL 2013 COMPENSATION

a. Elements of Named Executive Officer Compensation
The Company’s executive compensation program consists of four primary components: base salary; short-term cash incentives; long-term equity incentives; and perquisites and other benefits. The largest component of total compensation for our NEOs, as well as our executive officers in general, is long-term equity incentive compensation. The Committee believes that linking the greatest portion of total compensation to long-term objectives furthers the goal of aligning executives’ interests with those of shareholders and focusing executive attention on the Company’s long-term shareholder value. Additionally, the Committee believes this strategy focuses our executives on addressing the potential risks facing the business. In order to strengthen the tie between executive compensation and the Company’s pay-for-performance focus, each executive’s targeted and actual pay mix may vary by position and the variance generally is based on the executive’s impact on operational performance, with those having a greater impact on performance / operations generally having more pay at risk in the form of long-term incentives.

The Committee regularly evaluates its compensation strategy to ensure alignment with Company strategic objectives. As reflected in those compensation decisions, the Board has directed the Company’s management to explore opportunities in business areas that are adjacent or complementary to its core hotel franchising business, or which leverage its core competencies or are additive to its franchising business model. As a result of management’s efforts to explore and implement such growth alternatives, in the second quarter of 2013 the Company announced the formation of a newly organized operating division, SkyTouch Technology ("SkyTouch"), which develops and markets cloud-based technology products for the hotel industry.
We believe the compensation paid to our NEOs in 2013 reflects the Company’s performance during the year consistent with our pay-for-performance philosophy and the creation of long-term shareholder value. Specifically, we met our internal 2013 EPS target (as adjusted by the Committee for certain items as described below under the Short-Term Incentive Compensation heading) and the executives’ achievement against the 2013 market share goal was exceeded by 1% resulting in a market share payout at 110%. To arrive at market share for the Company and for the industry, we calculate the net number of hotel properties added to the Choice Hotels system at year-end 2013 compared to the total number of units at year-end 2012 as reported in the Choice Hotels Inns & Operating Report and the total number of open hotel units in the United States at year-end December 2013 versus the reported number of open units at year-end December 2012 as measured by the third-party firm Smith Travel Research. Likelihood to Recommend (LTR) remained strong at 8.41, which was flat to 2012 and a 99.5% achievement against target, resulting in a 92% payout. As discussed in more detail below, these performances resulted in slightly above target short-term incentive payouts to our executives.
In addition, in February 2014, performance-vested restricted stock units (PVRSUs) that were granted in 2011 subject to a three-year performance period, including years 2011, 2012 and 2013, paid out above target (155%) due to earnings growth and expense management which drove above target three-year cumulative EPS achievement over the performance period. In February 2013, PVRSUs that were granted in 2010 subject to a three-year performance period, including years 2010, 2011 and 2012, paid out above target (130%).
Equity grants in 2013 considered the potential future role and criticality of each executive’s contribution towards the achievement of the long-term strategic goals of the Company. The value of the grants was delivered one-third each in the form of stock options, PVRSUs and time-vested restricted stock. The combination of delivery vehicles provided a significant performance-based long-term incentive that strengthened the linkage to share value appreciation, facilitated focus on achieving targeted financial performance objectives (EPS) and reinforced alignment with shareholders. Performance targets under the PVRSUs included challenging, yet achievable, three-year cumulative EPS goals.

b. Base Salary
We believe the primary purpose of base salaries is to provide a level of fixed compensation that is competitive so as to attract and retain highly qualified executives. The table below reflects increases in each NEO’s base salary during 2013, and the resulting base salary in effect for each NEO at the end of the year:

Named Executive Officer	2013 Increase	Base Salary as of 12/31/13
Joyce	3.3%	$930,000
White	5.0%	$362,300
Pacious	5.0%	$451,500
Pepper	0.0%	$330,000
Wu	3.0%	$334,800
In February 2013, Mr. Joyce recommended, and the Committee approved, the merit increases listed above for Messrs. White, Pacious, and Ms. Wu. Mr. Pepper's salary was not increased, with the intent of focusing Mr. Pepper's opportunity to grow overall compensation through performance-based incentives. The Committee also recommended approval to the Board of a 3.3% increase for Mr. Joyce, increasing his base salary to $930,000. The Committee believed that each of these increases was consistent with the performance results the executive delivered to Choice as well as the competitive environment for executive talent. Each of the base salary increases described above were approved by the Committee during its February 2013 meeting with a retroactive effective date of January 2, 2013.

c. Short-Term Incentive Compensation
The Company has established the Choice Hotels International, Inc. Executive Incentive Compensation Plan (the “EICP”) as well as the short-term incentive program called the Management Incentive Plan (“MIP”).

Short-Term Incentive Target Opportunities
Pursuant to these plans, each NEO has a target incentive opportunity equal to a percentage of the NEO’s base salary. For Mr. Joyce, the percentage is set forth in his employment agreement. For the remaining NEOs, the percentage is established by the Committee. The target percentage remained the same as compared to 2012 for all NEOs other than Mr. White and Mr. Pacious. For Mr. White, the percentage change (from 55% to 60%) was driven by his performance and the value of his contributions to the Company in 2013, as well as by the competitive environment. For Mr. Pacious, the percentage change (from 55% to 65%) was largely reflective of the increase in the scope and importance of his strategic role within the organization. Mr. Pepper's bonus levels changed in 2012 (from 25% threshold / 50 % target / 100% maximum to 40% threshold / 50% target / no maximum) with the intent of focusing Mr. Pepper's opportunity to grow overall compensation through performance-based incentives. The threshold, target and maximum bonus levels for each of the NEOs for 2013 were:

Named Executive Officer	Threshold % of Salary	Target % of Salary	Maximum % of Salary
Joyce	50.0%	100.0%	200.0%
White	30.0%	60.0%	120.0%
Pacious	32.5%	65.0%	130.0%
Pepper	40.0%	50.0%	---
Wu	25.0%	50.0%	100.0%
*Mr. Pepper has no maximum bonus level.

Short-Term Incentive Performance Goals

2013 Performance Metrics	Weight	Why Goal is Used
Earnings Per Share (EPS)	0-80% (80% for Mr. Joyce, 70% for remaining NEOs other than Mr. Pepper, 0% for Mr. Pepper*)
EPS is the primary measure of how the Company is performing overall and is the key driver of shareholder return. For 2014, operating income will replace EPS for short-term incentive to heighten focus on driving profitable operational growth. *Mr. Pepper's short-term incentive target is leveraged up or down by the Company's actual EPS achievement.

Market Share	0-10% (10% for all NEOs other than Mr. Pepper, 0% for Mr. Pepper)
Market share is the primary measure of how the Company is performing against competitors in growing our system size; it reflects the growth of our system as well as our growth relative to our competitive index. Increasing market share drives financial performance. Although Mr. Pepper does not have a specific market share goal, his short-term incentive is significantly influenced by market share results as his incentive is linked to franchise contracts executed during the year.

Likelihood to Recommend (LTR)	0-10% (10% for all NEOs other than Mr. Pepper, 0% for Mr. Pepper)
LTR is the primary measure of customer satisfaction. LTR demonstrates value to our customers which then allows us to sell more franchises. Mr. Pepper's short-term incentive is inherently linked to LTR as LTR influences his ability to sell more franchises.

Individual Performance	0-100% (100% for Mr. Pepper where incentive is tied to the number of franchise contracts executed, 0% for Mr. Joyce, 10% for remaining NEOs)	Individual performance allows us to measure performance against strategic goals and departmental objectives of both the individual and the individual's team.

The EPS target of $1.96 for the 2013 MIP payout ($1.90 as adjusted as described below) was recommended to the Committee by Mr. Joyce and approved in February 2013 based on the Company’s Board-approved 2013 business plan. The 2013 MIP was structured to pay the target bonus for each NEO upon achievement of the EPS target for the year and to pay a corresponding percentage of the target incentive for EPS performance above or below the target. For purposes of our incentive compensation, EPS is calculated in accordance with generally accepted accounting principles ("GAAP"), then adjusted by the Committee based on approved exceptions.
Effective as of January 1, 2013, in order to better align the short-term incentive goals with shareholder value, in February 2013 the Committee increased the weighting of EPS for all the NEOs other than Mr. Pepper. Because the EPS objective was the most heavily weighted factor for determining the actual MIP payout, the level of achievement against the EPS target relative to the NEO's target incentive opportunity was the primary driver of their annual incentive payout for the year. This is true for all NEOs other than Mr. Pepper, whose actual

MIP payout is based solely on the number of executed franchise contracts. However, for each NEO, the ultimate payout may be adjusted based on an assessment of each NEO’s degree of achievement of certain pre-determined performance objectives for the year. As with the EPS objective, the other performance objectives are assigned various weighting percentages and can each be adjusted up or down based on the relationship between the targeted goal and the result achieved. For Mr. Joyce, this assessment is conducted by the Committee who then makes a payout recommendation to the Board. For the other NEOs, the assessment is made by the Committee based on the recommendations of Mr. Joyce. These performance objectives, where applicable, are based in part upon a qualitative evaluation of performance, but also include quantifiable measures such as franchisee/customer satisfaction and Revenue Per Available Room (RevPAR) improvement, or other relevant measures.
For 2013, following a practice initiated by the Committee in 2010 based on its belief that establishing shared objectives creates stronger alignment throughout the Company, the NEOs (as discussed below, other than Mr. Pepper) and other senior executives received two shared performance objectives associated with goals related to the Company’s market share and LTR (likelihood to recommend) ratings of the Company’s hotel portfolio. Mr. Joyce’s performance objectives for 2013 consisted exclusively of the executive team’s shared objectives. For the other NEOs (other than Mr. Pepper), the shared objectives were accompanied by specific individual or department objectives.
Based on the 2012 success in driving new franchise sales contracts, in 2013 Mr. Pepper continued to be covered under an Executive Sales MIP intended to drive franchise sales. The plan was designed to deliver his target MIP (50% of base salary) upon achievement of 521 executed franchise agreements during 2013, which represents a 130% increase over the 2012 goal and a 110% increase over the actual number executed in 2012. The amount payable under the MIP is leveraged to increase performance payout for results above the sales target and decrease payout for results below the sales target. The target payout may be further adjusted up or down based on overall Company EPS performance, similar to the other executive officers.
After discussions in June and September 2013, in February 2014, the Committee considered and approved an adjustment to the target EPS for the 2013 MIP. The intent of this adjustment was to take into consideration the additional expenses generated by the development and launch of SkyTouch, which were not taken into account when the Committee set the 2013 EPS targets in December 2012 and which would otherwise have a dilutive impact on EPS. The Committee believed the SkyTouch adjustment enabled better alignment between pay and performance by encouraging the continued investment in growth strategies that, when properly invested and implemented, should enhance our profitability, maximize our financial returns and continue to generate value for our shareholders.
Had the SkyTouch opportunity been ripe when the Committee set the 2013 EPS target in December 2012, the Committee would have put forward an EPS target reflective of a full year's commitment to SkyTouch. The Committee believed that since EPS is the performance measure for the MIP, the dilutive impact of the Company’s investment in SkyTouch would have the effect of reducing (or eliminating) the potential for the MIP to be earned, for reasons not reflective of the actual performance of the Company and its associates, including the NEOs.
As a result of this adjustment, the annual EPS target of $1.96 was adjusted to $1.90 for purposes of the 2013 MIP payout, which resulted in the following varying percentage of the target for EPS performance above or below the annual goal:

•	no payment unless the Company achieves the minimum performance level, or 90% of the EPS goal ($1.71 per share);

•	payment equal to 50% of the target award for achievement of 90% of the EPS goal ($1.71 per share);

•	payment equal to 100% of the target award for achievement of the target performance level ($1.90 per share); and

•	payment equal to 200% of the target award for achievement of the maximum performance level, or 120% of the EPS goal ($2.28 per share).
In February 2013, the Company implemented a Clawback Policy. Pursuant to the Clawback Policy, the Committee has the right to require the Company’s senior executives, including each of the NEOs, to pay back previous MIP payouts in the event that the Company materially restates its financial results as a consequence of significant noncompliance with financial reporting requirements.
Short-Term Incentive Results
The Company announced EPS of $1.91 per share in 2013. Pursuant to the MIP, EPS may be adjusted at the discretion of the Committee for certain non-recurring items. EPS for 2013 incentive plan determination purposes was $1.90, which resulted in an incentive payout at 100% of the target.
In addition to the SkyTouch adjustment approved in February 2014, during December 2008, the Committee approved standard MIP adjustments related to costs required to be accounted for in accordance with (i) Accounting Standards Codification (“ASC”) No. 712–“Compensation – Nonretirement Postemployment Benefits” and (ii) ASC No. 420–“Exit or Disposal Cost Obligations” (the “Standing Adjustment Items”). As part of the Committee’s 2008 approval, it determined that any future adjustments to EPS related to Standing Adjustment Items made by the Company would not need additional Committee approval. For 2013, the adjustment to EPS attributable to the Standing Adjustment Items was less than $0.01 per share.
For 2013 annual incentive payments, the shared objectives were related to targeted market share and likelihood to recommend (LTR) scores for certain of our brands that we refer to as our “equity” brands. Market share achievement was determined based on the projected total lodging industry supply growth. Market share is the primary measure of how the Company is performing against competitors in growing our system size; it reflects the growth of our system as well as our growth relative to our competitive index. Greater market share translates to better financial performance. LTR for equity brands was measured as the average ratings provided on the 10-point scale via the Guest Insight Systems survey administered by a third-party vendor. Performance in 2013 against both of these measures is captured in the chart below:

Criteria	EPS	Market Share	Likelihood to Recommend (LTR)
Target	$1.90	To grow domestic units' market share at 56 basis points faster than the industry	8.45 for equity brands (Cambria Suites, Comfort Inn, Comfort Suites and Sleep Inn)
Actual	$1.91	1.91% net unit growth for Choice vs. 0.91% net unit growth for the U.S.	8.41 (99.5% of goal)
Achievement	100.5%	100 basis points faster than the industry	4 basis point below plan
Payout Percentage	100%	110%	92%

Short-Term Incentive Payouts
The following table details the weighting of each of the performance measures and the actual amount each NEO earned in 2013 attributed to the measure.

NEO	EPS		Market Share		Likelihood to Recommend (LTR)		Individual /Divisional Objectives
Joyce	80%	$743,868	10%	$102,282	10%	$85,545	—%	N/A
White	70%	$152,126	10%	$23,906	10%	$19,994	10%	$20,646
Pacious	70%	$205,379	10%	$32,274	10%	$26,993	10%	$30,807
Wu	70%	$117,161	10%	$18,411	10%	$15,398	10%	$17,574
Pepper	100% weighted based on achievement of executed franchise sales contracts in 2013; subject to EPS leverage up to the target incentive opportunity; see further description below. $181,500*
* In 2013 Mr. Pepper received an additional $33,000 in contingent payments for satisfying certain outstanding items associated with 11 of the franchise agreements executed in 2012.
During 2013 the development team under the leadership of Mr. Pepper delivered 526 executed franchise agreements in the U.S., certain brands in Canada and the Caribbean. Mr. Pepper’s incentive plan delivered the target incentive award opportunity (i.e., 50% of salary) at 521 executed contracts and Mr. Pepper’s MIP provided that for executed agreements in excess of 521, he would receive additional incentive payments. This target was leveraged based on the Company’s EPS performance (100%). Based on actual achievement, Mr. Pepper earned a total cash bonus of $181,500.
In addition to the short-term incentive described above, the Committee approved payments in cash under the MIP to reflect the value of the SkyTouch PVRSU Award, as further discussed in Long-Term Incentive Compensation below. The total value of the NEO SkyTouch PVRSU Award covering the PVRSU performance period of 2011 through 2013 is $122,926. Mr. Joyce received $78,659, Mr. Pacious received $13,093, Mr. Pepper received $13,429 and Mr. White received $17,745. Ms. Wu did not receive a payment as she was not employed by the Company at the time of the initial 2011 PVRSU grant.

d. Long-Term Incentive Compensation
The Committee believes that annual awards of long-term equity are necessary to foster the long-term focus of the Company’s executives required for success in the hospitality industry.
For 2013, the Committee approved awards of stock options, performance-vested restricted stock units (“PVRSUs”) and service-based restricted stock (“RS”), with each targeted at 33.3% of the total value of the grant. This mix provides two-thirds performance-based alignment through the combination of options and PVRSUs. The PVRSUs are earned based on achievement of three-year cumulative EPS target, while the options provide the appropriate focus on share price appreciation. The RS ensures that one-third of the award is focused on retention.
Consistent with prior years, the value of the long-term incentive opportunity granted to each NEO in 2013 was determined based on an established multiple of the NEO’s base salary. Each NEO’s multiple was established based on a combination of the executive's performance, the criticality of the role within the organization in achieving the long-term strategic plan of the organization and the competitive market.
Other than for Mr. Joyce and Mr. Pacious, award targets as a percentage of salary for the continuing NEOs remained the same from 2012 to 2013. The target award value for Mr. Joyce increased from 200% to 250% with the intent of positioning his long-term incentive competitively within the relevant market. The target award value for Mr. Pacious increased from 125% to 150%, also with the intent of positioning his long-term incentive competitively within the relevant market. A target range grant value, which represents a multiple as a percentage of salary is determined for each NEO. The Committee then uses its discretion to determine the value of the equity award to be granted based on a range. The following table sets forth the equity award grant value for each applicable NEO and their base salary as of January 2, 2013:

Named Executive Officer	Base Salary	Target Range Grant Value Multiple as a Percentage of Salary	2013 Equity Award Grant Date Fair Value
Joyce	$930,000	230% - 270%	$2,500,000
White	$362,300	100% - 150%	$450,000
Pacious	$451,500	125% - 175%	$675,000
Pepper	$330,000	75% - 125%	$330,000
Wu	$334,800	75% - 125%	$330,000
For additional information on equity award values for each NEO in 2013, see the Grants of Plan-Based Awards Table.
Annual equity awards to the NEOs are typically granted by the Committee at its February meeting, except for Mr. Joyce, whose awards are granted at the February Board meeting. The exercise price of each stock option awarded to the Company’s executives is the closing price of the Company’s stock on the date of grant.
As discussed in the preamble to the Grants of Plan-Based Awards Table, the number of shares subject to the stock option portion of the equity award granted to each officer is based on the Black Scholes option-pricing model. See the preamble to the Grants of Plan-Based Awards Table for more information on how the Company determines the actual number of shares subject to each type of equity award.
The Company grants PVRSUs to executives to align compensation opportunity with the long-term results generated by the actions and decisions of these executives. Under the long-term incentive program, performance achievement levels relative to threshold, target and maximum are established at the beginning of the performance period, as well as the corresponding percentage of the target grant that will be earned at each achievement level. As a result, the number of PVRSUs that actually vest during any performance period may range from 0% to 200% of the initial grant, based on three-year cumulative EPS performance as compared to targeted EPS for the period. The chart below provides the performance achievement levels and the corresponding vesting percent, applicable at that achievement level.

Criteria	Below Threshold	Threshold	Target	Maximum
Performance Achievement	<90%	90%	100%	120%
Corresponding Vesting Result	0%	50%	100%	200%
Because disclosure of the cumulative EPS target for the ongoing performance periods could easily be used in a competitively harmful way by third parties, we do not disclose our actual PVRSU EPS targets until the end of the respective performance periods. However, in determining the cumulative EPS target for the 2013—2015 performance period, the Committee approved management’s recommendation based on the Company’s projected target growth under our strategic plan over the relevant time period. The Committee believes that the approved EPS targets are consistent with the Committee’s goal of making PVRSU EPS targets challenging, but achievable. The Committee believes that the recent history of PVRSU vesting supports this belief: in 2014, PVRSUs vested at 155% of the target share award; in 2013, PVRSUs vested at 130% of the target share award; in 2012 no PVRSUs vested because no PVRSUs were granted in 2009; in 2011 no PVRSUs vested as the minimum threshold performance was not achieved; and in 2010 PVRSUs vested at 70% of the target share award.
Equity Performance Results
After reviewing the targeted equity range opportunity for each executive, Mr. Joyce recommended that each of the NEOs should receive 2013 equity awards valued at or near the midpoint level of the range of potential grant values for each type of award.
The Committee approved a grant to Mr. Joyce above the midpoint of the range in recognition of Mr. Joyce’s continuing leadership and management of the Company during 2013.
The chart below shows the actual stock options, PVRSUs and RS granted to each NEO as part of the Company’s annual equity grant process (which excludes special equity grants):

Name	Base Salary		# of Options			# of PVRSU			# of Restricted Stock			TOTAL GRANT
		LTI Guideline % of Salary	Grant Based on Black Scholes of			Grant Based on FMV of			Grant Based on FMV of
			$9.89			$36.76			$36.76
		Midpoint	(33.3% of Total Award Value)			(33.3% of Total Award Value)			(33.3% of Total Award Value)			Value	% of Base
			Midpoint	Shares	Value	Midpoint	Shares	Value	Midpoint	Shares	Value
Joyce, Stephen P	$930,000	250%	$775,000	84,261	$833,341	$775,000	22,670	$833,349	$775,000	22,670	$833,349	$2,500,039	269%
White, David L	$362,300	125%	$150,958	15,167	$150,002	$150,958	4,081	$150,018	$150,958	4,081	$150,018	$450,038	124%
Pacious, Patrick S	$451,500	150%	$225,750	22,751	$225,007	$225,750	6,121	$225,008	$225,750	6,121	$225,008	$675,023	150%
Pepper, David A	$330,000	100%	$110,000	11,123	$110,006	$110,000	2,993	$110,023	$110,000	2,993	$110,023	$330,052	100%
Wu, Simone	$334,800	100%	$111,600	11,123	$110,006	$111,600	2,993	$110,023	$111,600	2,993	$110,023	$330,052	99%

Previously Granted PVRSUs Vesting in 2014
As addressed above, in February 2014, performance-vested restricted stock units (PVRSUs) granted in 2011 subject to the three-year performance period, 2011 through 2013, paid out above target (155%) due to profitable revenue growth and expense management which drove above target three-year cumulative EPS achievement over the performance period.

Performance Period	EPS Performance
2013	103%
2012	118%
2011	112%
Cumulative	111%

In February 2014, PVRSUs previously granted to Messrs. Joyce, Pacious, Pepper and White were eligible to vest. Ms. Wu did not receive this grant as she was not yet employed by the Company at the time of grant. These PVRSUs were granted in 2011, with the 3-year cumulative EPS target set at $5.33 for the performance period 2011-2013. The actual 3-year cumulative EPS applicable to these PVRSUs was $5.93, reflecting 111% of target and a payout of 155% of target.
After discussions in June and September 2013, in February 2014, the Committee considered and approved a special award payable in cash under the MIP to compensate executive officers who would have received higher PVRSU distributions had the SkyTouch investment been included in target EPS (the “SkyTouch PVRSU Award”), as noted in Short-Term Incentive Compensation above. The SkyTouch PVRSU Award takes into consideration the additional expenses generated by the development and launch of SkyTouch, which would otherwise have a dilutive impact on EPS. The SkyTouch PVRSU Award covering the performance period of 2011 through 2013 would result in a cumulative three-year EPS of $6.09, which reflects 114% of target and a payout of 170% of target, as compared to 155% of target. As a result, a total cash value of $122,926 was paid to the NEOs covering the performance period of 2011 through 2013 to compensate them for the difference between the value of the awards between 155% and 170% achievement of the performance target.

The Committee approved the SkyTouch PVRSU Award after concluding that the dilutive impact of the Company’s investment in SkyTouch would have the effect of reducing (or eliminating) the potential for the PVRSU grants to be earned, for reasons not reflective of the actual performance of the Company and its associates, including the NEOs. The Committee believed the SkyTouch PVRSU Award enabled better alignment between pay and performance by encouraging the continued investment in growth strategies that, when properly invested in and implemented, should enhance our profitability, maximize our financial returns and continue to generate value for our shareholders.

Previously Granted PVRSUs vesting in 2013

In February 2013, PVRSUs previously granted to Messrs. Joyce, Pacious, Pepper and White were eligible to vest. Ms. Wu did not receive this grant as she was not yet employed by the Company at the time of grant. These PVRSUs were granted in 2010, with the 3-year cumulative EPS target set at $5.41 for the performance period 2010-2012. The actual 3-year cumulative EPS applicable to these PVRSUs was $5.78, reflecting 107% of target and a payout of 130% of target.
e. Perquisite Allowance
Flexible Perquisites Plan.    The Company maintains a Flexible Perquisites Plan to enhance our ability to recruit and retain key executives. The plan design and prevalence of benefits is reviewed annually against our peer group and is consistent with market practice in the hospitality and franchise market.
Pursuant to the Company’s Flexible Perquisites Plan, each NEO and certain other executives are eligible to receive an aggregate amount of reimbursement that may be used by the executive officer for any of the following benefits: financial and estate planning, legal services, supplemental life insurance premiums, club membership dues, certain health care expenses and child care expenses. The reimbursement amount for each NEO is based on the executive’s title, role within the organization and scope of responsibilities. These reimbursements represent taxable income to the executive; however, pursuant to the Plan, in 2013 the Company paid any associated tax and tax gross-up. Beginning in 2014, the executive will be responsible for paying any associated tax on amounts reimbursed under the Company's Flexible Perquisites Plan and no gross-up will be provided. In the event that an executive incurs reimbursable costs that are less than the aggregate reimbursable amount, any remaining allowance is forfeited and cannot be carried forward to the next year. We believe the Company's cost to provide this Plan is minimal compared to the recruitment and retention value the program offers in competing for talent in the hospitality and franchise markets.
In 2013, the aggregate amount of reimbursement which was available to each NEO under the Flexible Perquisites Plan is as set forth below.

Officer	2013 Eligible Reimbursement
Joyce	$31,800
White	$15,000
Pacious	$15,000
Pepper	$15,000
Wu	$15,000
For actual amounts reimbursed to each officer under the Flexible Perquisites Plan during 2013, see the All Other Compensation column of the Summary Compensation Table below.

VII. OTHER BENEFITS PROGRAMS AND POLICIES

a. Other Executive Benefits

In addition to the Flexible Perquisites Plan, the Company offers our officers and members of the Board the Company’s Stay at Choice program which provides reimbursements for nightly room charges when staying at the Company’s franchised properties for non-business related travel. Through the Stay at Choice program, the Company seeks to encourage our senior executives to use our hotels when traveling on personal matters as they are a valuable source of input and feedback with regard to the value and consistency of our product. For the reasons set forth above, there is no limit on an executive’s use of this plan during the year. The Company pays the tax and gross-up associated with utilizing the Stay at Choice program.
Mr. Joyce is eligible for the personal use of the Company aircraft for up to 40 flight hours per year.

During 2013, each of the NEOs other than Mr. Joyce received a car allowance. Such car allowance was fully taxable and not subject to tax gross-up. The Committee discontinued the car allowance program effective January 2, 2014. This program was eliminated consistent with market practice.
For the aggregate cost to the Company of each of the perquisites or other benefits described above, see the All Other Compensation column of the Summary Compensation Table below.

b. Non-Qualified Deferred Compensation Plan

NEOs are eligible to defer their base salaries, annual cash incentives and long-term incentive plan distributions. Deferrals are always 100% vested. The non-qualified plans provide the NEOs with a long-term capital accumulation opportunity. These plans provide a range of investment opportunities and are designed to comply with section 409A of the Internal Revenue Code of 1986, as amended (the "Code").
We provide the non-qualified plans due to the regulatory limits on the amount of compensation that can be contributed to qualified retirement plans in any given year. We believe these limits leave higher-paid executives without competitive retirement income replacement. Accordingly, we believe the non-qualified plans are a vital part of an executive’s financial planning to bridge the divide between Social Security and retirement income.
For more information on these plans, see the All Other Compensation columns of the Summary Compensation Table below, as well as the Non-Qualified Deferred Compensation Table and accompanying narratives below.

c. Executive Share Ownership and Holding Requirements

Our Executive Share Ownership Guidelines are intended to align the interests and actions of executives with the interests of shareholders and further promote our longstanding commitment to sound corporate governance.
Under the guidelines, each NEO must attain ownership of qualifying shares worth a multiple of the executive’s then-current base salary. The guidelines provide that executives must achieve ownership of shares having the required market value within five years after first becoming a covered executive.
As of December 31, 2013, our NEOs, on average, hold more than twice the required share ownership.
The chart below details the required market value for each category of executive officer

Category	Required Ownership
Chief Executive Officer - Joyce	5x current base salary
Category 1 - White, Pacious	3x current base salary
Category 2 - Wu, Pepper	2x current base salary
Category 3 - Other	1.5x current base salary
Stock ownership counting towards satisfaction of the guidelines includes:

•	Stock purchased on the open market by the executive;

•	Stock obtained through stock option exercises;

•	Stock obtained through Choice’s 401(k) Retirement Savings and Investment Plan or Non-Qualified Retirement Savings and Investment Plan;

•	Restricted stock issued by Choice (whether or not vested), including time-based restricted stock, performance vested restricted stock and performance-based restricted stock; and

•	Stock beneficially owned in trust or by immediate family members residing in the same household.
If an executive does not attain the ownership levels within the five year period, and thereafter maintain the ownership levels, the Committee may:

•
Require the transfer of up to fifty percent (50%) of the executive’s MIP be paid in the form of Choice stock and/or adjust the amount or composition of any future cash or equity compensation to assist the executive in attaining the level of ownership required by the guidelines;

•	Restrict the executive from selling or otherwise disposing of Choice stock until he or she has attained the required ownership levels;

•	Forego the future grant of any equity awards to the executive; or

•	Take any other actions reasonably designed to assist or enable the executive to satisfy the guidelines.
In addition, the NEOs must meet specified exemption criteria or obtain permission before selling stock that would result in their holdings dropping below the guideline requirements.

The Committee formally reviews the stock ownership of the executives at least annually.
Our NEOs typically hold significantly more than their required ownership. As of December 31, 2013, each of the NEOs has attained the required ownership levels for their positions except for Ms. Wu who is still within her prescribed grace period.

d. Hedging Transactions

In September 2012, the Company adopted restrictions on hedging transactions by Company employees, including the NEOs. These restrictions are set forth in the Company’s Insider Trading Policy. The new restriction prohibits Company employees, including NEOs, from engaging in hedging transactions involving

Company stock, such as prepaid variable forwards, equity swaps, collars and exchange funds unless the transaction has been reviewed and approved in advance by the Company’s Legal Department. No directors or executive officers are utilizing hedging transactions as of December 31, 2013.

e. Executive Compensation Recovery "Clawback" Policy

In February 2013, the Company implemented a Bonus Recoupment Policy (the “Clawback Policy”). Pursuant to the Clawback Policy, the Committee has the right to require the Company’s senior executives, including each of the NEOs, to pay back previous MIP distributions in the event that the Company materially restates its financial results as a consequence of significant noncompliance with financial reporting requirements.

f. Severance and Change in Control Arrangements
Each of the NEOs is entitled to receive various payments and continued benefits upon various triggering events. For Mr. Joyce, these arrangements are set forth in an employment agreement and for each of Ms. Wu and Messrs. White and Pacious, a non-competition, non-solicitation and severance benefit agreement. For Mr. Pepper, these arrangements are prescribed by the Choice Hotels International Severance Benefit Plan which is applicable to all of the Company’s employees who do not otherwise have an employment agreement or severance agreement with the Company.
The terms of the severance provisions and benefits in each of these agreements and the Choice Severance Benefit Plan were based on what the Committee believed was competitive with market at the time of adoption. In addition, Mr. Joyce’s employment agreement was based on contract renewal negotiations, with the Committee giving due consideration to market terms.
In connection with the contract renewal negotiations between the Company and Mr. Joyce completed in May 2012, the Company entered into an amended and restated employment agreement with Mr. Joyce, the terms of which were based upon arms-length negotiations. Mr. Joyce’s employment agreement contains severance benefits following constructive termination and termination following a change in control.
The Company and each of Ms. Wu and Messrs. White and Pacious are parties to an executive non-competition, non-solicitation and severance benefit agreement. The Committee believes that the severance, non-competition and non-solicitation provisions are typical within the hospitality and franchise industry and are reasonable and enforceable. Each of these agreements provide for 70 weeks of severance and termination benefits in the event of termination without cause or constructive termination, and for severance payments upon termination of the executive following a change in control (based on a “double trigger”) equal to a lump sum payment of 200% of his or her base salary plus 200% of his or her annual bonus. These agreements do not provide for gross-up payments for excise tax.
For Mr. Pepper, who does not have a severance agreement or a written employment agreement that contains a severance provision, severance is determined in accordance with the Choice Severance Benefit Plan that is generally applicable to all employees of the Company. This plan provides for severance compensation in certain events, but does not include accelerated vesting of equity or non-competition or non-solicitation restrictions. The Severance Benefit Plan’s severance benefit level for executives at or above Mr. Pepper’s level is 5 weeks of severance pay for each year of service, with a minimum of 26 weeks and capped at 70 weeks (or 14 years of service) where the termination is not in connection with a change in control. For a termination following a change in control, the plan provides for severance payments equal to 200% of the executive’s base salary plus 200% of his annual bonus.
Mr. Joyce’s employment agreement, the severance benefit agreements with Ms. Wu and Messrs. White and Pacious, and the Severance Benefit Plan for Mr. Pepper contain provisions granting severance payments upon termination following a change in control. These provisions were adopted to ensure that these executives will not be tempted to act in their own interests rather than the interests of the Company’s shareholders in the event the Company is considering a change in control transaction. These executives may lose their ability to influence the Company’s performance after a change in control and may not be in a position to earn incentive awards or vest in equity awards, and thus might be biased against such a transaction. The Committee believes these provisions ensure executives who are unexpectedly terminated for reasons outside of their control are appropriately compensated for a limited period of time following termination.
For a more detailed discussion of the arrangements applicable to each NEO, including an estimated quantification of the benefits payable to each officer assuming a termination event as of December 31, 2013, see the Potential Payments Upon Termination or Change of Control section below.

h. Tax and Accounting Information

Section 162(m) of the Internal Revenue Code imposes a corporate deduction limit of $1 million annually on certain compensation paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than the CFO) who are employed with the Company as of the end of the tax year. Compensation is deductible to the extent it constitutes performance-based compensation (compensation paid based on satisfying pre-established performance goals) that has been approved by the shareholders. The Company believes that while it is generally in the best interest of shareholders to structure compensation plans so that compensation is deductible under Section 162(m), and the Company generally seeks to do so, there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility.
On February 8, 2013, the Board adopted the Choice Hotels International, Inc. Executive Incentive Compensation Plan (the

“EICP”). The EICP provides for short-term cash incentive awards to the Company’s Chief Executive Officer and other designated executive officers. The material terms for the payment of incentive compensation to the Company’s executive officers under the EICP were approved by the Company's shareholders at the 2013 annual meeting. The compensation paid pursuant to such material terms may be deductible by the Company under Section 162(m).
Service-based restricted stock awards are generally subject to the $1 million deduction limitation imposed by Section 162(m); however, the Company has plans in place so that all other equity awards, pursuant to their governing plans, may qualify as fully deductible under Section 162(m).

i. Compensation Risk Mitigation

In 2013, the Committee reviewed the Company’s various incentives and other compensation programs and practices and the processes for implementing these programs to determine whether any risks arising from our compensation policies and practices for our NEOs and other employees could encourage decision-making that could expose the Company to unreasonable risks of material adverse consequences. In conducting this review, the Committee considered analysis performed by Mercer (US) Inc., an independent compensation consulting firm, with regard to the Company’s compensation policies and practices.

The factors considered by the Committee include:

•
the general design philosophy of our compensation policies and practices for employees whose behavior would be most affected by the incentives established by our compensation policies and practices, as such policies and practices relate to or affect risk taking by employees on our behalf, and the manner of their implementation;

•	our risk assessment and incentive considerations in structuring our compensation policies and practices or in awarding and paying compensation;

•	how our compensation policies and practices relate to the realization of risks resulting from the actions of employees in both the short-term and the long-term;

•	our policies regarding adjustments to our compensation programs and practices to address changes in our risk profile; and

•	material adjustments that we have made to our compensation policies and practices as a result of changes in our risk profile.

The Committee believes that it has mitigated unnecessary risk taking in both the design of the compensation plans and the controls placed upon them because (i) the performance goals relate directly to the business plan approved by the Board and (ii) there is an appropriate balance between our annual incentives and long-term incentives, with a particular emphasis on long-term value creation for our executives.

Based on this review, the Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

BOARD COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
Recommendation
The Compensation and Management Development Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
Ervin R. Shames, Chairman
William L. Jews
Gordon A. Smith
John P. Tague

SUMMARY COMPENSATION TABLE
The following table summarizes total compensation paid or earned by each of the Named Executive Officers for the year ended December 31, 2013:

Name and Principal Position	Year	Salary(1) ($)	Bonus(4) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Preferred Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Stephen P. Joyce	2013	928,846	—	1,666,698	833,341	1,010,354	26,265	201,881	4,667,385
President &	2012	874,808	—	3,333,385	666,667	1,534,762	26,851	251,142	6,687,615
Chief Executive Officer	2011	825,000	—	900,075	900,007	1,399,200	425,714	227,236	4,677,232
David L. White	2013	361,635	—	300,036	150,002	234,416	28,646	74,765	1,149,500
Senior Vice President,	2012	344,616	—	380,030	140,005	336,071	29,286	84,551	1,314,559
Chief Financial Officer & Treasurer	2011	334,616	—	579,323	203,134	309,185	89,775	71,745	1,587,778
Patrick S. Pacious	2013	450,673	—	450,016	225,007	308,545	5,542	96,405	1,536,188
Chief Operating Officer	2012	426,923	—	1,986,492	165,003	413,942	5,665	97,418	3,095,443
	2011	348,077	50,000	562,568	150,009	323,708	39,680	79,510	1,553,552
David A. Pepper	2013	330,000	—	220,046	110,006	227,929	99,208	72,312	1,059,501
Senior Vice President,	2012	329,509	—	212,034	106,007	742,500	101,424	63,983	1,555,457
Global Development	2011	316,883		360,278	154,008	266,182	191,957	73,474	1,362,782
Simone Wu	2013	334,423	—	220,046	110,006	168,545	—	48,238	881,258
Senior Vice President,	2012	278,750	239,418	212,532	162,508	286,471	—	51,595	1,231,274
General Counsel, Secretary & Chief Compliance Officer

(1)
Except as noted in the following sentence, values reflect base salary actually received by each Named Executive Officer in the years presented, which depending on the position of pay periods within a calendar year, may not equal a Named Executive Officer’s stated annual salary. Due to an administrative oversight, a portion of Mr. Joyce’s salary earned during 2011 was not paid to him until January of 2012.

(2)
For each of the Named Executive Officers, amounts shown in the Stock Awards column for 2011, 2012 and 2013 include the grant date fair values for RS, PBRSUs and PVRSUs. The values included for PBRSUs and PVRSUs are based on the probable outcome of the performance goals on the grant date (100% of the performance target), computed in accordance with FASB ASC Topic 718. Assumptions used to calculate fair value for Stock and Option Awards for 2013 are discussed in Note 18 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The actual value realized by each individual with respect to PBRSU and PVRSU awards will depend on the Company’s actual performance relative to the performance goals, with vesting options for actual shares ranging from 0% to 207.46% for PBRSUs and 0% to 200% for PVRSUs based on actual performance against the performance target established at the time of grant.

The grant date fair value based on the probable outcome for the 2013 PVRSU awards was $833,349 for Mr. Joyce, $150,018 for Mr. White, $225,008 for Mr. Pacious, $110,023 for Mr. Pepper and $110,023 for Ms. Wu. The grant date fair value based on the maximum outcome for the 2013 PVRSU awards was 1,666,698 for Mr. Joyce, 300,036 for Mr. White, 450,016 for Mr. Pacious, 220,046 for Mr. Pepper and 220,046 for Ms. Wu.
The grant date fair value based on the probable outcome for the 2012 PVRSU awards was $666,681 for Mr. Joyce, $140,015 for Mr. White, $165,006 for Mr. Pacious and $106,017 for Mr. Pepper. The grant date fair value based on the maximum outcome for the 2012 PVRSU awards was $1,333,362 for Mr. Joyce, $280,030 for Mr. White, $330,012 for Mr. Pacious and $212,034 for Mr. Pepper. Because Ms. Wu joined the Company in 2012, she did not receive any PVRSUs in 2012.
The grant date fair value based on the probable outcome for the 2011 PVRSU awards was $450,038 for Mr. Joyce, $101,599 for Mr. White, $75,034 for Mr. Pacious and $77,014 for Mr. Pepper. The grant date fair value based on the maximum outcome for the 2011 PVRSU awards was $900,076 for Mr. Joyce, $203,198 for Mr. White, $150,068 for Mr. Pacious and $154,028 for Mr. Pepper. The 2011 PVRSUs awards vested in February 2014 with an actual outcome at 155% of the performance target.
The amount shown in Mr. Joyce’s Stock Award column for 2012 includes the grant date fair value of PBRSUs based on the probable outcome of the performance goal (100% of the performance target), which amounts to a grant date fair value of $2,000,023. The grant date fair value based on the maximum outcome for the PBRSU awards was $4,149,200. The PBRSU award was granted to Mr. Joyce in connection with the negotiation and execution of his 5-year contract extension signed in May 2012.

(3)
Values reflect the cash awards earned by each of the Named Executive Officers under the 2013 Management Incentive Plan. For a discussion of the performance targets under the 2013 Management Incentive Plan, see the description under the heading Short-Term Incentives above. For a discussion of the potential amounts payable to each Named Executive Officer under the 2013 Management Incentive Plan, see the Grants of Plan-Based Awards for 2013 table below. For Mr. Pepper, the 2013 amount includes $33,000 in contingent payments made to him for satisfying certain outstanding items associated with 11 of the franchise agreements executed in 2012. The remaining 2012 contingent balance of $39,600 was forfeited due to non-completion of the franchise agreement process.

In addition to the cash awards described above, the amounts under the Management Incentive Plan include cash payments for the SkyTouch PVRSU Award, as further discussed in Long-Term Incentive Compensation below. The total value of the NEO SkyTouch PVRSU Award covering the PVRSU performance period of 2011 through 2013 is $122,926. Mr. Joyce received $78,659, Mr. Pacious received $13,093, Mr. Pepper received $13,429 and Mr. White received $17,745. Ms. Wu did not receive a payment as she was not employed by the Company at the time of the initial PVRSU grant.

(4)
Represents cash bonus payments made outside of the Company’s Non-Equity Incentive Plan Compensation. For Mr. Pacious in 2011, represents a cash bonus paid in connection with his promotion to Executive Vice President, Global Strategy, Distribution & Technology. For Ms. Wu in 2012, represents a cash bonus paid in connection with her agreement to join the Company as General Counsel, Senior Vice President, Secretary & Chief Compliance Officer.

(5)
For 2013, the following table reflects the preferential earnings on non-qualified deferred compensation under the Executive Deferred Compensation Plan (“EDCP”). The values reported are based on the excess of the return on amounts credited to accounts in the EDCP at the annually designated rate of return over 120% of the applicable federal long-term rate.

Named Executive Officer	Preferential Earnings (EDCP) ($)
Joyce	26,265
White	28,646
Pacious	5,542
Pepper	99,208
Wu	—

(6)	See the All Other Compensation table below for additional information on the amounts included for each Named Executive Officer in the 2013 All Other Compensation column.

ALL OTHER COMPENSATION
The following table further illustrates the components of the 2013 All Other Compensation column in the Summary Compensation Table above:

	Company EDCP/Non- Qualified Match ($)	Company 401(k) Match ($)	Tax Payments ($)(a)	Other Benefits ($)(b)	Total ($)
Joyce	46,442	10,200	19,796	125,443	201,881
White	16,922	10,200	11,086	36,557	74,765
Pacious	23,600	10,200	17,474	45,131	96,405
Pepper	17,025	10,200	15,406	29,681	72,312
Wu	14,882	10,200	3,109	20,047	48,238

(a)
Represents amounts reimbursed for payment of taxes with respect to certain perquisites paid during 2013 pursuant to our Flexible Perquisite Program. Beginning in 2014, the Company will no longer be paying taxes or tax gross-ups on its Flexible Perquisites Program. This column also includes amounts reimbursed for payment of taxes with respect to amounts reimbursed under our Stay at Choice program which provides reimbursements to senior executives when staying at Choice hotels properties for purposes other than business.

(b)	Benefits included in this column include the following amounts or types of compensation:

•	reimbursement for stay during 2013 under our Stay at Choice program, which was $7,539 for Mr. Joyce; $7,462 for Mr. White; $17,301 for Mr. Pacious; $1,891 for Mr. Pepper; and $3,522 for Ms. Wu;

•	reimbursement of club dues incurred in 2013 under the Flexible Perquisites Program, which was $8,340 for Mr. Joyce; $10,055 for Mr. White; $7,070 for Mr. Pacious; and $9,689 for Mr. Pepper;

•
reimbursement of financial and tax planning services and legal expenses incurred during 2013 under the Flexible Perquisites Program, which was $11,220 for Mr. Joyce; $4,945 for Mr. White; $1,900 for Mr. Pacious; $4,141 for Mr. Pepper; and $1,502 for Ms. Wu;

•	reimbursement of health and wellness expenses incurred during 2013 under the Flexible Perquisites Program, which was $1,833 for Mr. Joyce; $5,020 for Mr. Pacious; and $1,210 for Ms. Wu;

•	reimbursement of child care expenses incurred during 2013 under the Flexible Perquisites Program, which was $1,010 for Mr. Pacious; and $1,170 for Mr. Pepper;

•	a $12,000 car allowance for each of the following officers: White, Pacious, Pepper and Wu;

•	group term life insurance premiums paid by Choice on behalf of each Named Executive Officer; and

•	the aggregate incremental cost to the Company for Mr. Joyce’s personal use of the Company’s aircraft during 2013, which was $92,012 .

Choice calculates the aggregate incremental cost of the personal use of the Company’s aircraft by summing actual direct and direct variable costs associated with the use of the aircraft. These costs include fuel, crew travel expenses, landing fees, flight plans, catering and incremental cost associated with the aircraft lease. Per Mr. Joyce’s employment agreement, he is entitled to use the Company’s aircraft for personal use for up to 40 hours per year. Periodically, Mr. Joyce’s family members and guests may accompany him on business or personal trips on the aircraft; however, the aggregate incremental cost to the Company of their use of the aircraft is minimal, if any.

GRANTS OF PLAN-BASED AWARDS FOR 2013
The Compensation and Management Development Committee determines the aggregate equity value to be awarded to each Named Executive Officer annually as discussed above in Compensation Discussion and Analysis, under the heading Long-Term Incentives. In 2013, each NEO’s aggregate standard annual equity value (excluding extraordinary performance grants, employment and retainment related grants and similar grants made outside of the annual process) was divided into awards of approximately one-third stock options, one-third service-based restricted stock (“RS”) and one-third as performance vested restricted stock units (“PVRSU”). For options granted to these NEOs, the value of the aggregate equity grant to be delivered as options is divided by the Black-Scholes value on the date of grant to determine the number of shares to be granted. For example, as discussed above in Compensation Discussion and Analysis, Mr. White’s long-term equity grant value in 2013 was 124.2% of his base salary, or $450,038. Approximately one-third of this value, or $150,002, was granted as stock options. The Black-Scholes value was $9.89. Thus, the number of shares subject to Mr. White’s option grant on February 8, 2013 was determined as follows: $150,002/$9.89 = 15,167 shares. The value of the aggregate equity grant to be delivered as RS and PVRSUs were divided by the closing price of Choice’s Common Stock on the most recent business day before the date of grant, or $36.76. Thus, Mr. White’s stock grant was determined as follows: $300,036 (50% RS and 50% PVRSU of the aggregate equity award value for 2013)/$36.76 = 8,162 shares, consisting of 4,081 RS and 4,081 PVRSUs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity(1) Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joyce		465,000	930,000	1,860,000
	2/8/2013								84,261	36.76	833,341
	2/8/2013				11,335	22,670	45,340				833,349
	2/8/2013							22,670			833,349
White		108,690	217,380	434,760
	2/8/2013								15,167	36.76	150,002
	2/8/2013				2,041	4,081	8,162				150,018
	2/8/2013							4,081			150,018
Pacious		146,738	293,475	586,950
	2/8/2013								22,751	36.76	225,007
	2/8/2013				3,061	6,121	12,242				225,008
	2/8/2013							6,121			225,008
Pepper		132,000	165,000	---
	2/8/2013								11,123	36.76	110,006
	2/8/2013				1,497	2,993	5,986				110,023
	2/8/2013							2,993			110,023
Wu		83,700	167,400	334,800
	2/8/2013								11,123	36.76	110,006
	2/8/2013				1,497	2,993	5,986				110,023
	2/8/2013							2,993			110,023

(1)
For NEOs other than Mr. Pepper, threshold amount reflects the threshold payment level under the Company’s 2013 Management Incentive Plan, which is 50% of the target amount. Maximum amount reflects 200% of the target amount. The threshold amount is paid if 90% of the performance goal is attained. The maximum amount is paid upon attaining 120% of the performance goal. For Mr. Pepper, threshold amount is based on minimum sales goal required to earn any payment under his Management Incentive Plan. Based on the unique structure of Mr. Pepper’s Plan, there is no maximum amount that can be earned. For a discussion of the performance targets under the 2013 Management Incentive Plan, see Short-Term Incentive Compensation above. For the actual payments made to each NEO pursuant to the 2013 Management Incentive Plan, see the 2013 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)
Represents the range of PVRSU award sizes upon vesting. These PVRSUs will vest, if at all, depending on the Company’s actual three-year cumulative earnings per share compared to the performance target. During the performance periods, dividends accrue on the PVRSUs, if and at the same rate as dividends are paid out on our outstanding Common Stock; provided, however, that dividends are only paid out to the extent that the PVRSUs actually vest.

(3)
Represents grants of RS to each NEO. These awards vest in equal installments on the anniversary of the grant date over a four-year period based on the continued employment of the officer. Dividends are paid on the RS, if and at the same rate as dividends are paid on our outstanding Common Stock.

(4)	Represents grants of stock options to each NEO. These awards vest in equal installments on the anniversary of the grant date over a four-year period, based on the continued employment of the officer.

(5)
The exercise price of an option is equal to the closing price of Choice Common Stock on the date of grant. Fair market value was established by the Compensation and Management Development Committee as the closing price reported on the New York Stock Exchange on the date of the grant.

NARRATIVE TO THE SUMMARY COMPENSATION TABLE AND
GRANTS OF PLAN-BASED AWARDS TABLE
Employment Agreements
Choice has entered into an Employment Agreement with Mr. Joyce and Choice has entered into a Non-Competition, Non-Solicitation and Severance Benefit Agreement (“Severance Benefit Agreement”) with each of Messrs. White and Pacious and with Ms. Wu.
Mr. Joyce
On March 21, 2008, Choice entered into an employment agreement with Mr. Joyce, effective May 1, 2008, as amended and restated on April 30, 2008 and further amended September 16, 2010 (as amended, the “Initial Joyce Employment Agreement”). The term of the Initial Joyce Employment Agreement was five years. The Initial Joyce Employment Agreement provided that, for the first six months of the agreement term, Mr. Joyce would be President and Chief Operating Officer and, thereafter, he would transition to President and Chief Executive Officer. As previously disclosed, this schedule was accelerated and Mr. Joyce assumed the role of President and Chief Executive Officer on June 26, 2008. The Initial Joyce Employment Agreement also provided that Mr. Joyce was to be nominated for election to the Board as a Class III director. Mr. Joyce was appointed to the Board, effective April 30, 2008.
On May 24, 2012, Choice and Mr. Joyce entered into the Second Amended and Restated Employment Agreement, as amended March 4, 2014, (the “Joyce Employment Agreement”), which superseded and replaced the Initial Joyce Employment Agreement. The March 4, 2014 amendment to the Second Amended and Restated Employment Agreement provided for a one-year extension of the termination date, from May 25, 2017 to May 25, 2018.
Pursuant to the Joyce Employment Agreement, Mr. Joyce receives an initial annual base salary of $900,000 as President and Chief Executive Officer. As of December 31, 2013, Mr. Joyce's salary was $930,000. On the effective date of the agreement, Mr. Joyce received an award of performance-based restricted stock units (“2012 PBRSU”), which superseded and replaced the PBRSU granted under the Initial Joyce Employment Agreement. The target number of shares granted under the 2012 PBRSU is equal to the number with a fair market value on the effective date of $2,000,023. Approximately one-third of the target number of shares of the 2012 PBRSUs is eligible to vest four years from the effective date subject to the satisfaction of a 4-year performance target. This partial vesting does not include any threshold or maximum payout; therefore, if the 4-year performance target is met or exceeded, the partial vesting will occur, and if the 4-year performance target is not met, no portion of the partial award will vest. Any portion of the 2012 PBRSUs that does not vest at the four-year measurement period will vest five years from the effective date, subject to the satisfaction of a 5-year performance target. The actual payout at the conclusion of the 5-year period is subject to leveraging based on satisfaction of the 5-year performance target, with a 60% target payout threshold and a 207.46% payout maximum.
In addition, Mr. Joyce is eligible throughout the term of the Joyce Employment Agreement to earn a target bonus of 100% per year of his base salary. Additionally, Mr. Joyce is eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be based on a multiple of his base salary, as determined in the discretion of the Compensation Committee. Mr. Joyce is also eligible to participate in the Executive Deferred Compensation Plan (“EDCP”). As applied to Mr. Joyce under the EDCP, upon attaining age 55, his years of service will be deemed to be ten years. Mr. Joyce was eligible to participate under the Initial Joyce Employment Agreement in the now-terminated Choice Supplemental Executive Retirement Plan (“SERP”). As applied to Mr. Joyce under the SERP, upon attaining age 55, his years of service will be deemed to be his actual years of service plus ten years. The SERP was terminated in December 2012 and Mr. Joyce received a payout of his accrued benefit.
The Joyce Employment Agreement further provides that Choice will provide Mr. Joyce with (i) use of the aircraft utilized by the Company for personal use for up to 40 flight hours per year, consistent with Company policy, (ii) reimbursement for all reasonable expenses incurred by him in the performance of services under the agreement, including all travel and living expenses while away from home on business or at the request of and in the service of Choice in accordance with Company policy, (iii) participation in the Company’s Flex Perquisite Program in an amount not to exceed $31,800 per year or such higher amount as may be approved by the Committee and (iv) participation in all other retirement, health, welfare and fringe benefit plans and policies as generally afforded to the most senior executives of the Company, as are in effect from time to time. Under the Joyce Employment Agreement effective in May 2012, Mr. Joyce no longer receives a corporate club membership or automobile allowance, both benefits that were provided under the Initial Joyce Employment Agreement.
Mr. White
Mr. White, the Company’s Senior Vice President, Chief Financial Officer & Treasurer, entered into a Severance Benefit Agreement with the Company effective August 1, 2011, as amended March 25, 2013, (the “White Severance Benefit Agreement”). The White Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2013, he received a base salary of $362,300 per year, was participating in our annual incentive bonus plan with a target bonus equal to 60.0% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. White is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status. The Company terminated automobile allowances for its executive officers effective January 2014.

Mr. Pacious
Mr. Pacious, the Company’s Chief Operating Officer, entered into a Severance Benefit Agreement with the Company effective May 5, 2011 (as amended pursuant to an Amendment dated March 13, 2012, the “Pacious Severance Benefit Agreement”). The Pacious Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2013, he received a base salary of $451,500 per year, was participating in our annual incentive bonus plan with a target bonus equal to 65.0% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. Pacious is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status. The Company terminated automobile allowances for its executive officers effective January 2014.
Ms. Wu
Ms. Wu, the Company’s Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, entered into a Severance Benefit Agreement with the Company effective February 13, 2012, as amended March 25, 2013, (the “Wu Severance Benefit Agreement”). The Wu Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2013 she received a base salary of $334,800 per year, was participating in our annual incentive bonus plan with a target bonus equal to 50.0% of her base salary and was eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Ms. Wu is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status. The Company terminated automobile allowances for its executive officers effective January 2014.
Please see the Potential Payments Upon Termination or Change in Control section below for a more detailed discussion on the termination and severance provisions set forth in each employment agreement described above, as well as the severance and termination provisions and arrangements applicable to our other Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2013
The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers. This table includes unexercised and unvested stock option awards, unvested RS and unvested PVRSUs with performance conditions that have not yet been satisfied. The market value of the RS, PVRSU and PBRSU awards is based on the closing market price of Choice’s stock as of December 31, 2013, which was $49.11. The PVRSUs will be earned, if at all, based on our three-year cumulative EPS performance as compared to the target EPS goal for the respective period (except for Mr. Joyce’s May 2012 PBRSUs that will be earned, if at all, based upon our four and five-year cumulative average EPS growth rates (see Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements – Mr. Joyce)).
In connection with the Company’s payment in 2012 of a special cash dividend of $10.41 per share, the Compensation and Management Development Committee was required to approve an equitable adjustment to the outstanding stock options to prevent the dilution of their value. The Committee elected to utilize an adjustment method known as the “ratio-spread adjustment” which combined a reduction of the exercise price (by amount less than the $10.41 per share dividend amount) with an increase in the number of shares subject to the option, to preserve the ratio of exercise price to fair market value that existed prior to the payment of the special cash dividend. For all option awards prior to the special cash dividend, the number of securities and the applicable option exercise price reflect the post-special dividend adjustment. Because dividends are payable on RS and earned (and potentially payable) on PVRSUs and PBRSUs, no adjustments to the number of shares subject to these awards were made. However, because of the negative impact on EPS of the financing transactions related to the special dividend, the Committee approved adjustments to the EPS targets for the 2011 and 2012 PVRSU awards and to the cumulative average EPS growth rates for the 2012 PBRSUs granted to Mr. Joyce.

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joyce	05/01/2008	328,801	—	26.55	05/01/2015	—	—	—	—
	02/08/2009	165,683	—	20.41	02/08/2016	—	—	—	—
	02/15/2010	99,033	33,013	24.75	02/15/2017	3,835	188,337	—	—
	02/21/2011	47,736	47,736	31.31	02/21/2018	5,456	267,944	16,911	830,499
	02/19/2012	22,001	66,003	27.03	02/19/2019	14,046	689,799	37,454	1,839,366
	05/25/2012	—	—			—	—	18,847	925,576
	05/25/2012	—	—			—	—	36,586	1,796,738
	02/08/2013	—	84,261	36.76	02/08/2020	22,670	1,113,324	22,670	1,113,324
White	02/14/2005	7,776	—	22.71	02/14/2015	—	—	—	—
	12/11/2007	19,759	—	27.65	12/11/2014	—	—	—	—
	02/10/2008	24,181	—	25.11	02/10/2015	—	—	—	—
	02/08/2009	37,079	—	20.41	02/08/2016	—	—	—	—
	02/14/2010	27,529	9,179	24.75	02/14/2017	783	38,453	—	—
	02/20/2011	10,772	10,776	31.31	02/20/2018	1,233	60,553	3,818	187,502
	08/01/2011	—	—			12,500	613,875	—	—
	02/19/2012	4,620	13,861	27.03	02/19/2019	2,950	144,875	7,866	386,300
	02/19/2012	—	—			2,809	137,950	—	—
	02/08/2013	—	15,167	36.76	02/08/2020	4,081	200,418	4,081	200,418
Pacious	12/11/2007	26,345	—	27.65	12/11/2014	—	—	—	—
	02/10/2008	18,917	—	25.11	02/10/2015	—	—	—	—
	02/08/2009	50,564	—	20.41	02/08/2016	—	—	—	—
	02/14/2010	24,633	8,212	24.75	02/14/2017	723	35,507	—	—
	02/20/2011	7,956	7,956	31.31	02/20/2018	5,000	245,550	2,820	138,490
	02/20/2011	—	—			911	44,739	—	—
	02/19/2012	5,445	16,335	27.03	02/19/2019	21,068	1,034,649	9,270	455,250
	02/19/2012	—	—			3,477	170,755	—	—
	02/19/2012	—	—			14,045	689,750	—	—
	03/13/2012	—	—			10,750	527,933	—	—
	02/08/2013	—	22,751	36.76	02/08/2020	6,121	300,602	6,121	300,602

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pepper	02/08/2009	60,677	—	20.41	02/08/2016	—	—	—	—
	02/14/2010	24,632	8,213	24.75	02/14/2017	723	35,507	—	—
	02/20/2011	8,167	8,169	31.31	02/20/2018	2,500	122,775	2,894	142,124
	02/20/2011	—	—			935	45,918	—	—
	02/19/2012	3,498	10,495	27.03	02/19/2019	2,234	109,712	5,956	292,500
	02/08/2013	—	11,123	36.76	02/08/2020	2,993	146,986	2,993	146,986
Wu	02/19/2012	5,362	16,090	27.03	02/19/2019	4,565	224,187	—	—
	02/19/2012	—	—			1,405	69,000	—	—
	02/08/2013	—	11,123	36.76	02/08/2020	2,993	146,986	2,993	146,986

(1)
The stock options listed above granted prior to December 20, 2005 vest at a rate of 20% per year, on each grant anniversary date, over the first five years of the ten-year option term. The stock options listed above granted on or after December 20, 2005 vest 25% per year, on each grant anniversary date, over the first four years of the seven-year term.

(2)
Restricted stock awards generally vest at the rate of 25% each year for four years from the date of grant, except for (i) Ms. Wu’s 2/19/2012 restricted stock awards for 4,565 shares and 1,405 shares, which vest four years and three years, respectively, from the date of grant, (ii) Mr. Pacious’ 3/13/2012 restricted stock award for 10,750 shares which vests three years from the date of grant and his 2/19/2012 restricted stock awards for 14,405 shares and 21,068 shares, which vest three years and five years and eight months, respectively, from the date of grant, (iii) Mr. White’s 2/19/2012 restricted stock award of 2,809 shares and his 8/1/2011 restricted stock award of 12,500 shares, each of which vests three years from the applicable grant date.

(3)
PVRSUs are earned and vest upon the conclusion of a three-year performance period based on actual three-year cumulative EPS compared to the performance target. Mr. Joyce’s PBRSUs are earned, if at all and vest upon the conclusion of a four and five-year performance periods based on cumulative average EPS growth.

The PVRSUs granted in 2011 reflect the actual share amounts awarded in 2014 at 155% payout. Based on previous year(s) performances, the PVRSUs granted in 2012 are valued at the maximum leveraged amounts of 200% of target and the 2013 grants are valued at target. Mr. Joyce's 2012 PBRSU grant is valued at target.

OPTION EXERCISES AND STOCK VESTED FOR 2013
The following table provides information for each of the Named Executive Officers on stock option exercises during 2013, including the number of shares acquired upon exercise and the value realized and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any taxes and broker commissions. Value realized is based on the closing market price of Choice Common Stock on the date of exercise or vesting, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Joyce	43,187	945,445	50,124	1,877,147
White	12,924	288,515	11,609	435,143
Pacious	—	—	13,988	522,398
Pepper	73,286	1,473,571	15,579	583,109
Wu	—	—	—	—

(1)
Mr. White elected to defer receipt of 640 shares otherwise issuable to him, with a value of $23,526. Mr. White elected to receive this deferred amount in a lump sum following termination of employment.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2013
Executive Deferred Compensation Plan.    In 2002, Choice adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”), which became effective January 1, 2003. Our Chief Executive Officer and other key executives approved by the Board (including each of the Named Executive Officers) are eligible to participate in the EDCP. During 2013, each of the NEOs participated in the EDCP. Participants in the EDCP are not entitled to participate in the Non-Qualified Plan described below.
Under the EDCP, participants may defer up to 90% of their base salary and up to 100% of their bonus each year. Choice matches 50% of up to 15% of eligible salary under the EDCP, reduced by the total matching contributions to which the participant is otherwise entitled under the 401(k) plan. The participant’s right to any Company match vests at 20% per year from the time the participant was first hired, with all past and future match amounts becoming 100% vested after the participant’s fifth year of service. As of December 31, 2013, each of the participating NEOs, other than Ms. Wu, was fully vested in their Company match amounts.
A participant may elect a return based on a selection of investment options selected by the EDCP’s administrators, which are generally publicly available mutual funds or other indices. Participants may elect to change their investment options under the EDCP in accordance with plan requirements.
Benefits commence under the EDCP upon the death of the participant (to the participant’s beneficiary), or, at the participant’s election, upon the participant’s termination of employment or, commencing in 2009 on a January designated by the participant, subject to any requirements imposed by Section 409A of the Internal Revenue Code (“Section 409A”). If no election is made, benefits will commence upon termination of employment, subject to any requirements imposed by Section 409A. Benefits are payable in a lump-sum payment or in annual installments over a period of up to 20 years, as elected by the participant. If no election is made, benefits will be paid in a lump sum. Benefits will also automatically be paid in a lump sum if the amount payable as of the initial payout date is $100,000 or less.
In December 2008, the Company amended and restated the EDCP to comply with treasury regulations promulgated pursuant to Section 409A. The amendment and restatement, which became effective on January 1, 2009, only applies to that portion of each participant’s EDCP account balances that are subject to Section 409A (generally, those contribution amounts that became vested or were credited after 2004). The pre-2005 plan documents continue to apply to the remaining participant account balances under the EDCP.
Stock Deferral Program.    Each NEO is entitled to defer all or any portion of any equity award (other than stock options). The executive may elect to defer the receipt of such equity until termination of their employment or until a specified future date. Any dividends or other distributions during the deferral period are credited to the executive’s deferred equity account and reinvested in the purchase of additional Choice Common Stock. In December 2008, the Company amended and restated the 2006 Long-Term Incentive Plan to comply with treasury regulations promulgated pursuant to Section 409A. This amendment became effective on January 1, 2009.
Non-Qualified Plan.    In 1997, Choice adopted the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan (“Non-Qualified Plan”). Generally, Choice employees with gross earnings that are greater than 125% of the highly-compensated employee limit established by the IRS, but who are not eligible to participate in the EDCP, are eligible to participate in the Non-Qualified Plan. None of the NEOs were eligible to participate in the Non-Qualified Plan in 2013. However, Mr. White retains an account balance related to his prior plan participation.
In general, participants under the Non-Qualified Plan may elect to defer up to 90% of their base salary and up to 100% of their annual bonus, reduced by the deferral limit in effect under the Choice 401(k) plan (which was $17,500 for 2013.). Choice matches up to 5% of any deferred salary under the Non-Qualified Plan, offset by the amount of matching contributions to which the participant is entitled under the 401(k) plan.

Name	Plan Name	Executive Contributions 2013. ($)(1)	Registrant Contributions 2013. ($)(2)	Aggregate Earnings 2013. ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance 2013 ($)
Joyce	EDCP	323,099	46,442	262,480	—	1,998,821
White	EDCP	36,163	16,922	89,487	—	1,002,264
	Nonqualified Plan	—	—	29,118	—	132,908
	Stock Deferral Program	23,526	—	260,093		800,302
Pacious	EDCP	90,135	23,600	35,003	—	450,213
Pepper	EDCP	165,825	17,025	276,749	—	3,138,309
	Stock Deferral Program	—	—	139,361	—	425,351
Wu	EDCP	33,442	14,882	9,380	—	94,238

(1)
The following salary and bonus (non-equity incentive plan compensation) amounts are included in this column. The salary amounts represent 2013 base salary deferred by the officer during 2013. The bonus amounts represent the officer’s 2012 annual bonus which was paid and deferred in early 2013. The salary amounts below are included in the 2013 Salary column of the Summary

Compensation Table above, while the 2012 annual bonus amounts are included in the 2012 Non-Equity Incentive Plan column of the Summary Compensation Table above.

Name	2013 Salary ($)	2012 Annual Bonus ($)
Joyce	92,885	230,214
White	36,164	—
Pacious	90,135	—
Pepper	54,450	111,375
Wu	33,442	—

(2)	Amounts in this column are included in the 2013 All Other Compensation column of the Summary Compensation Table above.

(3)
Certain amounts in this column represent earnings on each officer’s EDCP account that are also included in the 2013 Change in Pension Value and Preferential Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table above, since they represent guaranteed preferential earnings to each applicable NEO under the EDCP. Those amounts are: $26,265 for Mr. Joyce; $28,646, for Mr. White; $5,542 for Mr. Pacious; and $99,208, for Mr. Pepper.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation that could have been received by each of the Named Executive Officers in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2013, the last business day of 2013. The amounts shown assume that such termination was effective as of December 31, 2013 and, for any equity-based payments or valuations, the closing stock price of Choice’s Common Stock on December 31, 2013, or $49.11 per share. The amounts shown are estimates only; the actual amounts to be paid will only be determinable at the time of the executive’s separation from Choice.
General Payments Made upon Termination
Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during his or her term of employment. The following amounts are not included in the tables or narratives below and include:

•	base salary earned through the date of termination;

•	accrued but unpaid vacation pay earned through the date of termination;

•
annual incentive compensation earned during the fiscal year of termination, which for 2013 is reflected in the 2013 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for each NEO;

•	amounts contributed by the executive under the Choice 401(k) plan;

•	payments pursuant to our life insurance plan, available to all employees generally, which provides for one times base salary upon death; and

•	each executive’s account balance under the EDCP, Non-Qualified Plan and Stock Deferral Program, as applicable and as set forth above under the heading Non-Qualified Deferred Compensation for 2013.
With respect to deferred compensation plans, if the executive has previously elected to receive deferred amounts in the EDCP or Non-Qualified Plan in installments, the undistributed account balances will continue to be credited with increases or decreases reflecting changes in the investment options chosen by the executive.
Payments Made upon Constructive Termination or Termination without Cause
Mr. Joyce
Pursuant to the Joyce Employment Agreement, if Mr. Joyce is “constructively terminated,” he will be entitled to receive for two years after the date of such constructive termination, the base salary and bonus (calculated on the actual payout of the corporate objectives) under the Joyce Employment Agreement. The base salary severance shall be paid in installments in accordance with the Company’s payroll cycle. Additionally during this two year period, all unvested restricted stock and stock options granted prior to the constructive termination shall continue to vest. With respect to the 2012 PBRSU, Mr. Joyce is entitled to a pro-rata vesting of the target award based upon the percentage of actual service through the date of constructive termination. All unvested PVRSU grants will lapse upon constructive termination.
The Joyce Employment Agreement also provides for a two-year non-compete and non-solicitation period. Pursuant to the non-compete, Mr. Joyce may not engage in any competing business in the U.S. or Canada in which, at the time of termination of his employment, Choice is materially engaged. As used in the Joyce Employment Agreement, a competing business means any business engaged in the (i) the same upscale, select service market as Cambria Suites, (ii) mid-market or economy hotel franchising business or (iii) any other line of business that Choice is engaged in at the time of termination. The Joyce Employment Agreement also provides for a general confidentiality provision in favor of Choice.
Generally, “constructive termination” is defined under Joyce Employment Agreement as:

•	Choice’s removal or termination other than by expiration of the agreement or for cause, death, disability or resignation;

•	failure of Choice to place Mr. Joyce’s name in nomination for election to the Board;

•	assignment of duties to Mr. Joyce inconsistent with the duties set forth in the agreement;

•	a decrease in Mr. Joyce’s compensation or benefits;

•	a change in Mr. Joyce’s title or line of reporting set forth in the agreement;

•	a significant reduction in the scope of Mr. Joyce’s authority, position, duties or responsibilities;

•	the relocation of Mr. Joyce’s office to a location more than 25 miles from his prior place of employment;

•	a change in Choice’s annual bonus program which adversely affects Mr. Joyce; or

•	any other material breach of the agreement by Choice.
Messrs. Pacious and White and Ms. Wu

Under the Pacious Severance Benefit Agreement, the White Severance Benefit Agreement and the Wu Severance Benefit Agreement, if the executive elects to terminate for “good reason” or if the Company terminates the executive for any reason other than for “cause,” the executive is entitled to receive continued base salary for 70 weeks, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. Generally, “good reason” is defined under the agreement as a substantial change in the executive’s compensation or position and responsibilities. In addition, if the termination occurs after June 30, the executive will be entitled to the annual bonus for the year in which the termination occurred at the actual attainment level for the company’s objectives and at 100% deemed attainment of the individual objectives. The executive will also be eligible to receive continued medical and dental benefits during the 70-week period, with Choice continuing to make its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date. Choice is also obligated to provide the executive with its standard outplacement services for executive-level employees during the 70-week period, subject to termination in the event the executive secures new employment.
Pursuant to the Pacious Severance Benefit Agreement, the White Severance Benefit Agreement and the Wu Severance Benefit Agreement, the executive will continue to vest in any unvested stock options and other stock awards granted after the date of his or her respective severance agreement (for Mr. Pacious, May 5, 2011, for Mr. White, August 1, 2011 and for Ms. Wu, February 13, 2012) during the 70-week period.
As conditions to the executive’s continued receipt of the payments and benefits above, each of the executives has agreed that if he or she becomes employed prior to the end of the 70-week period, Choice is entitled to offset the payments required above by the amount of any compensation earned by him or her as a result of new employment, including unemployment insurance benefits, social security insurance or like amounts. In addition, the executive must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to the executive’s employment with Choice. The agreement also provides for a 70-week non-compete and non-solicitation period and general confidentiality provision in favor of Choice.
Mr. Pepper
If Mr. Pepper is terminated without cause by Choice, he is entitled to severance payments under the Choice Hotels International Severance Benefit Plan, which applies to all Company employees except for those employees who are subject to an employment agreement or non-competition, non-solicitation and severance agreement. Under the Choice Hotels International Severance Benefit Plan, each participant’s severance benefit and the length of time after termination for which the participant is eligible for the benefit, is determined based on his or her base salary, position and years of service as of the termination date. In addition, each participant is entitled to continuation of medical and dental coverage during the severance period, at the same level the participant was receiving at termination.
Pursuant to the Choice Hotels International Severance Benefit Plan, corporate officers without a specifically applicable written agreement, which includes Mr. Pepper, are entitled to five weeks of base salary (as in effect at termination of employment) per year of service with Choice, with a minimum of twenty-six weeks of base salary and a maximum of seventy weeks. Additionally, if the termination occurs on or after June 30th of any year, Mr. Pepper is entitled to receive a full bonus for the year in which the termination occurs. Assuming a termination as of December 31, 2013, Mr. Pepper would be entitled to 55 weeks of continued base salary. In addition, Mr. Pepper would receive payment of his 2013 incentive bonus, as well as continued medical and dental benefits during the 55-week severance benefit period. The severance benefit terminates prior to the end of the severance benefit period provided under the Choice Hotels International Severance Benefit Plan upon the earlier to occur of (i) death of the participant, or (ii) employment with a new employer. In addition, the severance benefit is subject to the participant’s execution of a standard release agreement in favor of Choice.
As a condition to the receipt of any benefits under the Severance Benefit Plan, Mr. Pepper is required to sign all documents required by the Company including a general release of claims.
Payments Made upon Death or Disability
The Company’s disability program provides that each of the executives will receive an annual benefit equal to 70% of the previous year’s base salary and annual bonus, with such amount capped at $25,000 per month. In each case, the disability benefit continues until the executive reaches age 65.
Messrs. Joyce, White, Pacious, Pepper and Ms. Wu each have a supplemental executive individual life insurance policy, paid for by Choice, in the amount of $1,000,000. Premiums on this policy are added to each executive’s taxable income for the year.
Pursuant to the Joyce Employment Agreement, if Mr. Joyce’s employment is terminated because of death or disability, then all of his unvested restricted stock and stock options continue to vest in accordance with their terms. Mr. Joyce is also entitled to pro-rated vesting of his PBRSUs based upon the percentage of actual service through the date of death or disability. All unvested PVRSU grants lapse upon death or disability.
Payments Made upon Termination Following Change of Control
Mr. Joyce
If, within 12 months after a “change in control,” Mr. Joyce is terminated, pursuant to the Joyce Employment Agreement, he will be entitled to receive an amount equal to his base salary and bonuses (payable at 100% of target) for the period of two and a half years after the date of such change of control termination.

During the period of time he receives the foregoing change of control severance payments, all unvested shares of restricted stock and stock options, including the 2012 PBRSU assuming maximum performance but excluding the PVRSU grants, are to automatically become fully vested and any and all restrictions are to lapse immediately prior to the date of such change of control termination. Unvested PVRSU grants will lapse upon such change of control termination.
Upon a change in control termination, Mr. Joyce would be subject to the non-compete and non-solicitation provisions described above and he would be required to execute a general release in favor of Choice in order to receive any of the above-described severance payments.
Generally, “change in control” is defined under the agreements described above as:

•	any person (with certain exceptions, including Mr. Bainum and his family members) becomes the beneficial owner of 33% or more of the outstanding voting securities of Choice;

•	individuals constituting the Board of Directors of Choice and the successors of such individuals (as nominated by the Board or committee thereof), cease to constitute a majority of the Board;

•	a merger or other consolidation which results in Choice shareholders owning less than 65% of the surviving entity; and

•	the acquisition of Choice, a liquidation or sale of all or substantially all of the assets of Choice, or a tender offer for all or substantially all of the stock of Choice.
Messrs. White and Pacious and Ms. Wu
For Messrs. White and Pacious and Ms. Wu, pursuant to each of their respective Severance Benefit Agreements, if the executive’s employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by the executive for good reason, he is entitled to receive:

•
a lump-sum severance payment of 200% of the executive’s base salary then in effect plus 200% of the full amount of the annual incentive bonus (for Mr. Pacious, the bonus payment is calculated based on the previous year’s bonus amount paid to the executive, or if no bonus was paid in the prior year, then the target bonus amount; for Mr. White and Ms. Wu, the bonus payment is calculated based on the target bonus for the fiscal year in which the termination occurs); and

•
immediate vesting of all unvested stock options, restricted stock and performance vested restricted stock units granted after the date of his or her respective severance agreement (for Mr. White, August 1, 2011, for Mr. Pacious, May 5, 2011 and for Ms. Wu, February 13, 2012).

In addition, in the event of a termination following a change of control, the Company’s Long-Term Incentive Plan (“LTIP”) would govern the equity grants issued to Messrs. White and Pacious prior to the date of each of their respective severance agreements and the LTIP provides that stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions and all PVRSUs are deemed to be fully vested and immediately payable to the executive at the maximum level of performance applicable to the award. Therefore, for each of Messrs. White and Pacious, the LTIP, together with each of their respective severance agreements, would result in the immediate vesting of all of the executive’s equity awards.
Also, upon a change in control termination, Messrs. White and Pacious and Ms. Wu would be subject to the non-competition and non-solicitation provisions described above.
In addition to the other conditions applicable to Messrs. White and Pacious and Ms. Wu in order for each executive to receive his or her severance payments, as described above, the executive is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.
Mr. Pepper
Pursuant to the Company’s Severance Benefit Policy, if Mr. Pepper’s employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by him for good reason, he is entitled to receive a lump-sum severance payment of 200% of his base salary then in effect plus 200% of the full amount of the annual incentive bonus based on the target bonus for the fiscal year in which the termination occurs. In addition, he is entitled to receive medical and dental coverage for 70 weeks at the level he was receiving at the time of his termination. In addition to the other conditions applicable to Mr. Pepper in order to receive his severance payments, as described above, he is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.
Because Mr. Pepper does not have a written agreement with the Company governing treatment of his equity awards in the event of a termination following a change of control, the terms of the Company’s LTIP apply. Pursuant to the LTIP, if within two years of a change of control, Mr. Pepper is terminated by the Company other than for cause, or terminates his employment for good reason, then all of his stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions and all PVRSUs are deemed to be fully vested and immediately payable to Mr. Pepper at the maximum level of performance applicable to the award.

Mr. Joyce
The following table shows the potential payments upon termination, with or without a change of control, for Mr. Joyce:

Executive Benefits and Payments	Constructive Termination ($)		Termination Following Change of Control ($)		Disability ($)	Death ($)
Compensation:
Salary Continuation under Employment Agreement	1,860,000	(1)	2,325,000	(2)	—	—
Annual Incentive Bonus(3)	1,860,000		1,860,000		—	—
Benefits & Perquisites:
Disability Income(4)	—		—		3,350,000	—
Health and Welfare Benefits(5)	19,965		19,965		—	—
Life Insurance Benefits(6)	—		—		—	1,000,000
Long-Term Incentives:
Stock Options(7)	3,145,871		4,152,081		4,152,081	4,152,081
Restricted Stock Grants(8)	1,472,662		2,259,404		2,259,404	2,259,404
PVRSUs(9)	—		—		—	—
PBRSUs(10)	872,154		5,647,650		872,154	872,154

(1)	Amount represents continued payment of Mr. Joyce’s base salary, based on his salary as of December 31, 2013, for two years.

(2)	Amount represents continued payment of Mr. Joyce’s base salary, based on his salary as of December 31, 2013, for two years and six months.

(3)	Amount represents the estimated target incentive bonus amounts for fiscal years 2014 and 2015, based on the target bonus amount for 2013.

(4)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Joyce would be entitled to receive under the Choice disability program as of December 31, 2013 through the month in which he reaches age 65.

(5)	Amount represents estimated reimbursements to Mr. Joyce of COBRA continuation of health care coverage premiums for Mr. Joyce and his family for a period of 18 months.

(6)	Amount represents estimated value of the proceeds payable to Mr. Joyce’s beneficiary upon death.

(7)
Upon constructive termination, stock options will continue to vest for a period of two years. Upon death or disability, stock options will continue to vest through the original term of such option. In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2013 of $49.11.

(8)
Upon constructive termination, restricted stock will continue to vest for a period of two years. Upon death or disability, restricted stock will continue to vest through the original term of the restricted stock. In the case of termination following a change of control, all restricted stock awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2013 of $49.11.

(9)	Upon constructive termination, death, disability or termination following a change of control, unvested PVRSUs are immediately terminated.

(10)
Upon constructive termination, death, or disability, Mr. Joyce is entitled to an immediate pro-rata vesting of the PBRSU awards based upon the amount of service through the date of termination or death compared to the 5-year vesting term. In the case of termination following a change of control, all unvested PBRSU awards will immediately vest with the maximum performance level under the terms of the award assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2013 of $49.11, and solely in the case of a termination following a change of control, 207.5% vesting leverage, which is the maximum leverage permitted under the PBRSU grant.

Mr. White
The following table shows the potential payments upon termination, with or without a change in control, for Mr. White:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Agreement(1)	487,712	—	—	—
Benefits & Perquisites:
Cash Severance(2)	—	1,159,360	—	—
Health and Welfare Benefits(3)	17,917	—	—	—
Outplacement Services(4)	18,000		—	—
Disability Income(5)			5,850,000	—
Life Insurance Benefits(6)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(7)	297,703	908,824	—	—
Restricted Stock Grants(8)	334,685	1,196,123	—	—
PVRSUs(9)	193,150	1,029,051	—	—

(1)	Amount represents continued payment of Mr. White’s base salary, based on his salary as of December 31, 2013, for 70 weeks.

(2)	Amount represents 200% of Mr. White’s annual base salary as of December 31, 2013, plus 200% of Mr. White’s annual target bonus amount for 2013.

(3)
Amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. White for continued coverage under our medical and dental plans for 70 weeks, based on Mr. White’s elected coverage as of December 31, 2013.

(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. White would be entitled to receive under the Choice disability program as of December 31, 2013 through the month in which he reaches age 65.

(6)	Amount represents the estimated value of the proceeds payable to Mr. White’s beneficiary upon his death.

(7)
For termination without cause or with good reason, unvested options granted after August 1, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards will immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2013 of $49.11.

(8)
For termination without cause or with good reason, restricted stock granted after August 1, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards will immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2013 of $49.11.

(9)
For termination without cause or with good reason, PVRSUs granted after August 1, 2011 will continue to vest for 70 weeks. In the case of termination following a change of control, all unvested PVRSU awards will immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2013 of $49.11, and solely in the case of a termination following a change of control, 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Pacious
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pacious:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Agreement(1)	607,788	—	—	—
Benefits & Perquisites:
Cash Severance(2)	—	1,489,950	—	—
Health and Welfare Benefits(3)	968	—	—	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)	—	—	5,125,000	—
Life Insurance Benefits(6)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(7)	380,975	983,382	—	—
Restricted Stock Grants(8)	1,481,698	3,049,485	—	—
PVRSUs(9)	227,625	1,235,117	—	—

(1)	Amount represents continued payment of Mr. Pacious’ base salary, based on his salary in effect on December 31, 2013, for 70 weeks.

(2)	Amount represents 200% of Mr. Pacious’ annual base salary as of December 31, 2013, plus 200% of Mr. Pacious’ annual target bonus amount for 2013.

(3)
Amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pacious for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Pacious’ elected coverage as of December 31, 2013.

(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pacious would be entitled to receive under the Choice disability program as of December 31, 2013 through the month in which he reaches age 65.

(6)	Amount represents the estimated value of the proceeds payable to Mr. Pacious’ beneficiary upon his death.

(7)
For termination without cause or with good reason, unvested options granted after May 5, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards will immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2013 of $49.11.

(8)
For termination without cause or with good reason, restricted stock granted after May 5, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards will immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2013 of $49.11.

(9)
For termination without cause or with good reason, PVRSUs granted after May 5, 2011 will continue to vest for 70 weeks. In the case of termination following a change of control, all unvested PVRSU awards will immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2013 of $49.11, and solely in the case of a termination following a change of control, 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Pepper
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pepper:

Executive Benefits and Payments	Involuntary Termination without Reasonable Cause ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	349,038	—	—	—
Benefits & Perquisites:
Cash Severance(2)	—	990,000	—	—
Health and Welfare Benefits(3)	14,078	17,917	—	—
Disability Income(4)	—	—	5,625,000	—
Life Insurance Benefits(5)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(6)	—	714,614	—	—
Restricted Stock Grants(7)	—	460,897	—	—
PVRSUs(8)	—	769,848	—	—

(1)	Amount represents continued payment of Mr. Pepper’s base salary, based on his salary as of December 31, 2013, for 55 weeks.

(2)	Amount represents 200% of Mr. Pepper’s annual base salary as of December 31, 2013, plus 200% of his annual bonus target for 2013.

(3)
For an involuntary termination without reasonable cause, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 55 weeks, based on Mr. Pepper’s elected coverage as of December 31, 2013. For a termination following a change of control, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Pepper’s elected coverage as of December 31, 2013.

(4)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pepper would be entitled to receive under the Choice disability program as of December 31, 2013 through the month in which he reaches age 65.

(5)	Amount represents the estimated value of the proceeds payable to Mr. Pepper’s beneficiary upon his death.

(6)
In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2013 of $49.11.

(7)
In the case of termination following a change of control, all restricted awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2013 of $49.11.

(8)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2013 of $49.11 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Ms. Wu
The following table shows the potential payments upon termination, with or without a change in control, for Ms. Wu:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	450,692	—	—	—
Benefits & Perquisites:
Cash Severance(2)	—	1,004,400	—	—
Health and Welfare Benefits(3)	17,917	—	—	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)	—	—	4,825,000	—
Life Insurance Benefits(6)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(7)	305,550	492,717	—	—
Restricted Stock Grants(8)	142,468	440,173	—	—
PVRSUs(9)	—	293,972	—	—

(1)	Amount represents continued payment of Ms. Wu’s base salary, based on her salary as of December 31, 2013, for 70 weeks.

(2)	Amount represents 200% of Ms. Wu’s annual base salary as of December 31, 2013, plus 200% of her annual bonus target for 2013.

(3)
Amount represents the estimated value of future premiums and contributions that Choice would pay on behalf of Ms. Wu for continued coverage under our medical and dental plans for 70 weeks, based on Ms. Wu’s elected coverage as of December 31, 2013.

(4)	Amount represents the estimate value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Ms. Wu would be entitled to receive under the Choice disability program as of December 31, 2013 through the month in which she reaches age 65.

(6)	Amount represents the estimated value of the proceeds payable to Ms. Wu’s beneficiary upon her death.

(7)
For termination without cause or with good reason, unvested options granted after February 13, 2012 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2013 of $49.11.

(8)
For termination without cause or with good reason, unvested restricted stock granted after February 13, 2012 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2013 of $49.11.

(9)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2013 of $49.11 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

NON-EXECUTIVE DIRECTOR COMPENSATION FOR 2013
During 2013, non-employee directors were entitled to receive the following cash and equity compensation:

	Compensation ($)
Annual Retainer—Stock
Members—Independent	110,000	(1)
Annual Retainer—Cash
Board Member (up to 7 meetings)	45,000
Audit Committee Member (up to 6 meetings)	10,000
Compensation Committee Member (up to 4 meetings)	6,000
Corporate Governance and Nominating Member (up to 2 meetings)	3,000
Diversity Committee Member (up to 2 meetings)	3,000
Audit Committee Chair	15,000
Compensation Committee Chair	7,500
Corporate Governance and Nominating Chair	4,000
Diversity Committee Chair	4,000
Lead Independent Director	20,000
Excess Meeting Fees
Each In-Person Meeting in Excess of Expected Activity Level	2,000
Each Telephonic Meeting in Excess of Expected Activity Level	1,000

(1)	The stock portion of the annual retainer is paid in the form of restricted stock which vests in equal amounts over a three-year vesting term.
The following table illustrates the compensation earned by or paid to non-employee directors during 2013:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Scott A. Renschler	48,000	110,034	—	158,034
William L. Jews	62,000	110,034	294	172,328
John T. Schwieters	74,000	110,034	1,933	185,967
Ervin R. Shames	93,500	110,034	739	204,273
Gordon A. Smith	55,000	110,034	—	165,034
Barbara T. Alexander	63,000	110,034	1,363	174,399
John P. Tague	63,000	110,034	—	173,034

(1)
Mr. Joyce is not included in the table as he served as an employee of Choice during 2013 and does not receive any compensation for his role as director. Stewart Bainum, Jr., Chairman of the Board, is also an employee of Choice and does not receive compensation for his services as a director. Pursuant to the terms of Mr. Bainum’s employment contract, he is paid an annual salary of $235,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office space and office supplies. Mr. Koch is not included in the table as he did not serve on the Board in 2013.

(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. As of December 31, 2013, each director had the following aggregate number of deferred shares accumulated in their deferral accounts for all years of service as a director, including additional shares credited as a result of reinvestment of dividend equivalents: William L. Jews, 6,647; John T. Schwieters, 25,966; Ervin R. Shames, 31,210; Gordon A. Smith, 41,415; Scott A. Renschler, 18,876; Barbara T. Alexander, 0; and John P. Tague, 4,731.

(3)
This column includes reimbursements and associated tax gross up payments for spousal travel to Board meetings not held at the Company’s headquarters, and related to the Stay at Choice program which provides reimbursements to directors when staying at Choice hotels. The figures above, cannot, however, form the basis for inference as to whether directors stay at Choice properties. Some directors stay at Choice properties but do not submit for reimbursement under the Stay at Choice program.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are seeking shareholder input on our executive compensation as disclosed in this proxy statement. The Board and the Compensation and Management Development Committee (“Compensation Committee”) actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing tools necessary to attract and retain the best talent.
As described in the Compensation Discussion and Analysis beginning on page 19 of this proxy statement, our executive compensation program is designed to incentivize achievement of short-and long-term Company and individual performance. By paying for performance, we believe we align the interests of our executive officers’ with those of our shareholders. The Company believes the highest executive talent is attracted to a company that recognizes and rewards performance. We also emphasize good governance practices as part of our compensation program and believe that such practices enhance the alignment of interests between our executives and our shareholders. To that end, as noted in the Compensation Discussion and Analysis, in 2012 we adopted an anti-hedging policy as part of our Insider Trading Policy and in 2013 we adopted a clawback policy that requires senior executives to pay back previous cash incentive plan distributions in the event that the Company materially restates its financial results as a result of significant non-compliance with financial reporting requirements. For 2014, we eliminated tax gross-ups on the flexible perquisite reimbursements and eliminated the car allowance for our executives. In addition, for 2014, the Compensation Committee replaced the EPS performance measure with operating income for short-term incentive compensation.
Consistent with the philosophy noted above, the compensation program has been designed to achieve the following objectives:

Pay for Performance	Link pay to corporate, team and individual performance to encourage and reward excellence and outcomes that further the Company's shareholder value
Encourage Growth
Encourage the exploration of opportunities in business areas that are adjacent or complementary to our core hotel franchising business, leveraging core competencies and / or adding to our franchising business model

Competitive Pay	Assure that compensation relative to the appropriate market is, over time, consistent with performance relative to market competitors
Shareholder Alignment
Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership requirements, encourage significant ongoing equity ownership by our executives

Long-Term Focus	Foster long-term focus required for success in the hospitality industry through equity incentives that vest over time
Internal Pay Equity	Consider internal pay equity so that the executive team is in alignment and functions as a unit in achieving the objectives of the Company
Recruitment and Retention	Enable the recruitment and retention of highly qualified executives able to excel within the complexity of an organization that manages over $6 billion in revenues
For these reasons, the Board recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED”
The vote is advisory and is not binding on the Board. However, the Compensation Committee will take into account the outcome of the vote as part of its ongoing oversight and consideration of the Company’s executive compensation program.
Board Recommendation
The Board recommends that shareholders vote FOR the approval of executive compensation.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2014. During fiscal year 2013, PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit related services. See Principal Auditor Fees and Services below.
As a matter of good corporate governance, the appointment of PricewaterhouseCoopers LLP is being presented to the shareholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.
The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and it is expected that they will be available to respond to appropriate questions.
Principal Auditor Fees and Services
The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all audit and permissible non-audit services provided by the Company's independent registered public accounting firm. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve services between Audit Committee meetings, which must be reported to the full Audit Committee at its next meeting. During fiscal years 2013 and 2012, the Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm. The following table presents fees for audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements relating to fiscal years 2013 and 2012, and fees incurred for other services rendered by PricewaterhouseCoopers LLP relating to those periods.

Fees	Fiscal Year Ended December 31, 2013	Fiscal Year Ended December 31, 2012
Audit Fees	$771,370	$900,664
Audit Related Fees(1)	$115,950	$150,100
Tax Fees(2)	$98,654	$196,624
All Other Fees(3)	$3,600	$3,600
Total	$989,574	$1,250,988

(1)
Audit Related Fees primarily include Franchise Disclosure Document consents, review of the Company’s proxy statement, audits of the Company’s marketing and reservations activities and other miscellaneous assurance services. For 2012, Audit Related Fees also included an audit in connection with the Company’s registration and sale of debt securities.

(2)	Tax Fees primarily related to review of certain Company income tax returns, review of certain state, federal and international tax matters.

(3)	All Other Fees include renewal fees for the online Comperio accounting research software program provided by PricewaterhouseCoopers LLP.
Board Recommendation
The Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s policy for the review and approval of related person transactions is contained in the Company’s written Amended and Restated Basic Policies of the Board of Directors. This policy requires Board approval of any material transactions between the Company and its directors, officers, shareholders, employees or agents and affiliates. For this purpose, the Company’s Legal Department determines which transactions may be viewed as material transactions requiring Board approval under the policy. Except as described in this paragraph, the Board does not apply pre-determined standards in reviewing material transactions. Board approval is also required for investments by directors, officers or employees in certain entities that compete with, supply to or purchase from the Company unless such investments are in securities of a company that is listed on a national securities exchange or is regularly traded by national securities dealers (provided that the investments do not exceed one percent of the market value of the outstanding securities of such company). Investments in Manor Care, Inc. and Sunburst Hospitality Corporation and their affiliates are exempted from the policy. Set forth below is information regarding certain transactions in which our executives, directors or entities associated with them had a direct or indirect material interest.
Sunburst Hospitality Corporation (“Sunburst”) is one of the Company’s franchisees, with a portfolio of 11 Choice franchised hotels as of December 31, 2013. The Chairman of the Board, Stewart Bainum, Jr., along with other Bainum family members, owns a controlling interest in Sunburst. Total revenue paid by Sunburst to the Company for franchising, royalty, marketing and reservation fees for 2013 was approximately $2.6 million. The franchise agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% and 5.0% of monthly gross room revenues; (b) a marketing fee of between 1.0% and 2.1% of monthly gross room revenues plus $0.28 per day multiplied by the specified room count; (c) a reservation fee of 1.25% to 1.75% of monthly gross room revenues and (d) a marketing and reservation combined system fee of 1.58% to 2.7% of monthly gross room revenues. The marketing fee, reservation fee and system fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally.
In connection with Sunburst’s recapitalization in 2000, Choice and Sunburst entered into an Omnibus Amendment of the franchise agreements. The Omnibus Amendment provides that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998, (iii) Sunburst is not required to pay liquidated damages upon the termination of any franchise agreements unless the related hotel owned by Sunburst that carried a Choice Hotels brand is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice Hotels brand, in which case liquidated damages will be paid with respect to any such hotel; not to exceed a maximum of $100,000 and (iv) if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice Hotels, if that property is not past due on any fees and (a) is not failing a quality assurance review, Choice Hotels will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan), or (b) is failing a quality assurance review, Choice Hotels will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.
The Company entered into an Amended and Restated Employment Agreement with its Chairman of the Board, Stewart Bainum, Jr., in 2008, which was amended effective January 1, 2012 to effect an $35,000 increase in the annual salary payable under the agreement. Pursuant to this agreement, Mr. Bainum is paid an annual salary of $235,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office services.
In October 2007, the Company entered into a lease for certain office space in Chevy Chase, Maryland, for the purpose of providing office space to Stewart Bainum, Sr., a principal shareholder of the Company and father of our Chairman. In August 2012, the Company entered into a lease amendment to extend the initial five-year term for an additional period of three years. The terms of the lease, as amended, require the Company to make rent payments totaling $360,250 during the initial five-year term and $253,334 during the three-year extension. The Company currently provides use of the entire leased space to Stewart Bainum, Sr. free of charge and reimburses him for the taxes incurred related to the personal use of the office space, which reimbursements are approximately $50,000 per year. Stewart Bainum, Sr. passed away in February 2014.  The Company is evaluating the current lease.
Sunbridge Capital, an entity controlled by the Bainum family, upon approval of the Company's independent directors, agreed to sublease office space on the Company's Chevy Chase office on a month-to-month basis retroactive to November 1, 2013 at an annualized full service rental rate of $89,532. The parties intend termination to be available to either party upon ninety (90) days prior written notice to the other party.
The Company subleased space in its Silver Spring, Maryland headquarters complex for use by the Commonweal Foundation (“Commonweal”), a non-profit organization that supports educational programs and projects assisting disadvantaged youth. Barbara Bainum, the sister of Stewart Bainum, Jr., is the Chairman of the Board of Commonweal and other Bainum family members, including Scott A. Renschler, are members of the Board of Directors of Commonweal. Ms. Bainum served on the Company’s Board of Directors from 1996 until 2004. From April 2010 through May 2013 (which was the expiration date of the Company’s master lease), the Company providing the space utilized by Commonweal (currently approximately 4,900 square feet) without charge to Commonweal. From January 1, 2013 through May 1, 2013, the aggregate value of the space provided to Commonweal was approximately $46,000. In addition, in September 2013, upon Management’s recommendation, the independent directors approved a one-time $65,000 transition assistance contribution by the Company to

Commonweal. The transition assistance contribution will partially offset the continuing incremental costs related to addressing both the immediate and long-term implications of the Company's departure from its Silver Spring headquarters.

The Company has found strategic use of a corporate aircraft to be an efficient, flexible business tool that increases productivity, facilitates travel involving multiple destinations per day/per trip or to locations with inadequate commercial service, addresses challenging scheduling requirements and enables greater collaboration during travel. The Company previously maintained a Master Aircraft Lease Agreement (the “Agreement’) with LP_C, LLC (“LPC”), an entity owned by Stewart Bainum, Stewart Bainum, Jr., Barbara Bainum and Roberta Bainum. The agreement permitted the Company to lease from time to time the aircraft owned by LPC (“Aircraft”). During 2013, the Company incurred a total of $250,000 for aircraft usage pursuant to the Agreement.

On May 16, 2013, LPC and Choice Hotels International Services Corp., a wholly-owned subsidiary of the Company ("CHISC"), entered into an Aircraft Sale and Purchase Agreement which closed on June 3, 2013, pursuant to which CHISC agreed to purchase the Aircraft for $9 million. An appraisal conducted by an unaffiliated third party determined that the purchase price of $9 million was more favorable to the Company than the fair market value of the aircraft. The Aircraft Sale and Purchase Agreement between LPC and CHISC was approved by the Company's disinterested directors.

Thereafter, on June 3, 2013, CHISC assigned the purchase agreement to an unaffiliated financial institution (“Purchaser”). In connection with the Purchaser’s acquisition of the Aircraft, the Purchaser also entered into an agreement with the Company to lease the Aircraft to the Company for a basic term of 60 months. In connection with the primary lease of the Aircraft, the Company entered into an agreement with each of Stewart Bainum and Stewart Bainum, Jr. that allows those individuals to sublease the aircraft from the Company from time to time for their personal use. The sublease agreements among the Company and Stewart Bainum and Stewart Bainum, Jr. provide for lease payments that contribute towards the fixed costs associated with the aircraft as well as reimbursement of the Company’s variable costs associated with operation of the aircraft, in compliance with, and to the extent authorized by, applicable regulatory requirements. The terms of the sublease agreements for Messrs. Bainum and Bainum, Jr. are consistent with the terms of sublease agreements that the Company has entered into with unrelated third parties for use of the Aircraft. In 2013, the Company did not receive any payments from Mr. Bainum or from Mr. Bainum, Jr. under these sublease agreements.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”), the NYSE and the Company. As a matter of practice, our administrative staff assists many of our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on the Company’s review of the forms filed with the Commission and written representations from reporting persons, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 2013 except that the following report was filed untimely due to administrative oversight: Mr. Cimerola acquired phantom stock in his 401(k) plan on September 18, 2013 but the filing was made on September 30, 2013.

AUDIT COMMITTEE REPORT
Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.choicehotels.com. The Audit Committee consists of Mr. Schwieters as Chairman, Ms. Alexander and Messrs. Shames and Tague. The Audit Committee is composed of four independent directors within the meaning of the NYSE’s rules.
Report of the Audit Committee
The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms and to approve all significant non-audit engagements with such firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.
Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.
In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements as of and for the year ended December 31, 2013. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 90, Audit Committee Communications, SAS No. 89, Audit Adjustments and SAS No. 61, Communications with Audit Committees, as adopted by the PCAOB in Rule 3200T. All of these statements were issued by the American Institute of Certified Public Accountants.
In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence from the Company and its management, including matters in the written disclosure and letter required by applicable requirements of the PCAOB and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to PricewaterhouseCoopers LLP in 2013 for audit and non-audit services appears below under the heading Principal Auditor Fees and Services. All of the services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.
The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
John T. Schwieters, Chairman
Barbara T. Alexander
Ervin R. Shames
John P. Tague

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING
A shareholder who intends to have a shareholder proposal included in the Company’s proxy statement for the 2015 Annual Meeting pursuant to Rule 14a-8 under the Securities Act of 1934 must submit such proposal so that it is received by the Company’s Corporate Secretary no later than November 28, 2014. In addition, any such submission must comply with all of the requirements of Rule 14a-8 applicable to shareholder proposals.
A shareholder who intends to present a proposal at the 2015 Annual Meeting, but does not seek to have the proposal included in the Company’s proxy statement for the 2015 Annual Meeting, must deliver notice to the Company no later than March 9, 2015, but not prior to February 7, 2015.
A shareholder who intends to nominate one or more persons for election to the Board of Directors at the 2015 Annual Meeting must deliver notice to the Company no later than March 9, 2015, but not prior to February 7, 2015. Such notice must set forth (a) the name and address of the shareholder who intends to make the nomination and the name, age, business address, residence address and principal occupation of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming, such person or persons) relating to the nomination or nominations, (d) the class and number of shares of the Company which are beneficially owned by such shareholder and the person to be nominated as of the date of such shareholder’s notice and by any other shareholder known by such shareholder to be supporting such nominees as of the date of such shareholder’s notice, (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and (f) the consent of each nominee to serve as a director of the Company if so elected.
SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
In accordance with notices that we sent to certain shareholders, we are sending only one copy of our Annual Report on Form 10-K and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
If you received a householded mailing this year and you would like to have additional copies of our Annual Report on Form 10-K and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, or call us at (301) 592-5026. We will promptly send additional copies of the Annual Report on Form 10-K and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address and phone number provided above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
SOLICITATION OF PROXIES
The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request brokers, banks and trusts and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore by personal interview, mail, telephone or telegraph.
OTHER MATTERS TO COME BEFORE THE MEETING
The Board does not know of any matters which will be brought before the 2014 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

CHOICE HOTELS INTERNATIONAL®

**IMPORTANT ANNUAL MEETING INFORMATION**

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## Electronic Voting Instructions

### Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 8, 2014.**

### Vote by Internet

- Go to **www.envisionreports.com/chh**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR Proposals One, Two and Three.

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1. Election of four Directors:

| | For | Withhold |
|---|---|---|
| 01 - Stewart Bainum, Jr. | ☐ | ☐ |
| 02 - Ervin R. Shames | ☐ | ☐ |
| 03 - Gordon A. Smith | ☐ | ☐ |
| 04 - Monte J. M. Koch | ☐ | ☐ |

## B Non-Voting Items

**Change of Address** — Please print new address below.

**Meeting Attendance**

Mark box to the right if you plan to attend the Annual Meeting. ☐

## C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

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CHOICE HOTELS INTERNATIONAL®

## Proxy — CHOICE HOTELS INTERNATIONAL, INC.

**1 Choice Hotels Circle, Rockville, Maryland 20850**

**PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS**

**TO BE HELD MAY 8, 2014**

The undersigned hereby appoints DAVID L. WHITE and SIMONE WU, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the "Company") to be held on May 8, 2014 at 9:00 a.m. at the Company's offices, 1 Choice Hotels Circle, Rockville, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

**All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposals One, Two and Three such proxies will be voted FOR Proposals One, Two and Three.**

(Items to be voted appear on reverse side.)